Ex. 99.1

Neos Therapeutics, Inc. and Subsidiaries

Financial Report as of December 31, 2020

CONTENTS                                                                                                                             Page

Report of Independent Auditor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-2

Financial Statements:

Independent Auditor’s Report

To the Audit Committee

Neos Therapeutics, Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Neos Therapeutics, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, changes in stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit as of and for the year ended December 31, 2020, in accordance with auditing standards generally accepted in the United States of America. We conducted our audits as of December 31, 2019 and for each of the years ended December 31, 2019 and 2018, in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. These procedures include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neos Therapeutics, Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

Dallas, Texas

March 22, 2021

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,	December 31,
	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$18,766	$16,830
Short-term investments	–	8,064
Accounts receivable, net of allowances for chargebacks and cash discounts of $1,567 and $4,848 at December 31, 2020 and 2019, respectively	19,161	26,563
Inventories, net	7,645	11,010
Prepaid expenses and other current assets	1,515	4,092
Total current assets	47,087	66,559
Property and equipment, net	5,375	7,345
Operating lease right-of-use assets	2,513	3,044
Intangible assets, net	10,640	12,543
Other assets	893	1,382
Total assets	$66,508	$90,873
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$10,412	$6,650
Accrued expenses	34,714	40,188
Current portion of operating lease liabilities	677	681
Short-term line of credit	9,810	–
Current portion of long-term debt	17,599	15,836
Total current liabilities	73,212	63,355
Long-Term Liabilities:
Long-term debt, net of current portion	14,281	29,099
Operating lease liabilities	2,577	3,254
Derivative liability	708	1,135
Other long-term liabilities	67	160
Total long-term liabilities	17,633	33,648
Stockholders' Deficit:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2020 and 2019	–	–
Common stock, $0.001 par value, 100,000,000 shares authorized at December 31, 2020 and 2019; 49,792,123 and 49,758,322 shares issued and outstanding, respectively, at December 31, 2020; 49,766,472 and 49,732,671 shares issued and outstanding, respectively, at December 31, 2019	50	50
Treasury stock, at cost, 33,801 shares at December 31, 2020 and 2019	(352)	(352)
Additional paid-in capital	332,513	328,056
Accumulated deficit	(356,548)	(333,885)
Accumulated other comprehensive income	–	1
Total stockholders' deficit	(24,337)	(6,130)
Total liabilities and stockholders' deficit	$66,508	$90,873

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019	2018
Revenues:
Net product sales	$51,290	$64,649	$49,988

Cost of goods sold	22,647	25,123	26,928
Gross profit	28,643	39,526	23,060

Research and development expenses	5,488	8,582	8,508
Selling and marketing expenses	22,342	28,122	44,133
General and administrative expenses	15,513	13,237	13,915

Loss from operations	(14,700)	(10,415)	(43,496)

Interest expense	(8,171)	(8,009)	(8,974)
Other income, net	220	1,533	795

Loss before income taxes	(22,651)	(16,891)	(51,675)
Income tax expense	12	11	–
Net loss	$(22,663)	$(16,902)	$(51,675)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	49,749,547	49,723,772	32,288,555

Net loss per share of common stock, basic and diluted	$(0.46)	$(0.34)	$(1.60)

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Net loss	$(22,663)	$(16,902)	$(51,675)
Other comprehensive income (loss):
Net unrealized (loss) gain on short-term investments	(1)	1	6
Total other comprehensive (loss) income	$(1)	$1	$6
Comprehensive loss	$(22,664)	$(16,901)	$(51,669)

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands, except shares)

	Year Ended December 31,
	2020		2019		2018
	Shares	Amount	Shares	Amount	Shares	Amount
Preferred Stock
Balance as of the beginning of the period	–	$–	–	$–	–	$–
Balance as of the end of the period	–	–	–	–	–	–
Common Stock
Balance as of the beginning of the period	49,766,472	50	49,710,104	50	29,030,757	29
Issuance of common stock, net of issuance costs	–	–	–	–	20,651,524	21
Issuance of common stock upon RSU conversion	19,403	–	20,328	–	26,991	–
Shares issued for exercise of stock options	6,248	–	36,040	–	832	–
Balance as of the end of the period	49,792,123	50	49,766,472	50	49,710,104	50
Treasury Stock
Balance as of the beginning of the period	(33,801)	(352)	(33,801)	(352)	(33,801)	(352)
Balance as of the end of the period	(33,801)	(352)	(33,801)	(352)	(33,801)	(352)
Additional Paid-In Capital
Balance as of the beginning of the period		328,056		325,130		274,584
Issuance of common stock, net of issuance costs		–		–		47,271
Shares issued for exercise of stock options		2		11		–
Payroll tax withheld for RSU releases		(2)		(2)		(46)
Recognition of fair value conversion feature on convertible notes		1,703		–		–
Share-based compensation expense		2,754		2,917		3,321
Balance as of the end of the period		332,513		328,056		325,130
Retained Earnings
Balance as of the beginning of the period		(333,885)		(316,983)		(265,308)
Net loss		(22,663)		(16,902)		(51,675)
Balance as of the end of the period		(356,548)		(333,885)		(316,983)
Accumulated Other Comprehensive Income (Loss), Net
Balance as of the beginning of the period		1		–		(6)
Net unrealized (loss) gain on investments		(1)		1		6
Balance as of the end of the period		–		1		–
Total stockholders' (deficit) equity		$(24,337)		$(6,130)		$7,845

See notes to the consolidated financial statements

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Cash Flows From Operating Activities:
Net loss	$(22,663)	$(16,902)	$(51,675)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	2,754	2,917	3,321
Depreciation and amortization of property and equipment	1,900	2,059	1,750
Amortization of patents and other intangible assets	1,937	2,132	1,737
Changes in fair value of earnout, derivative and warrant liabilities	(457)	(958)	(387)
Amortization of senior debt issuance costs and discounts	2,506	1,469	961
Amortization of short-term investment purchase discounts	(32)	(90)	(131)
(Gain) loss on sale of equipment	324	(3)	–
Other adjustments	14	(12)	48
Changes in operating assets and liabilities:
Accounts receivable	7,402	1,238	(14,130)
Inventories	3,365	(643)	1,365
Other assets	2,554	(63)	(444)
Accounts payable	3,879	(6,197)	1,270
Accrued expenses	(5,523)	4,368	14,874
Operating lease liabilities	(150)	(98)	–
Net cash used in operating activities	(2,190)	(10,783)	(41,441)
Cash Flows From Investing Activities:
Purchases of short-term investments	(2,992)	(17,231)	(17,906)
Sales and maturities of short-term investments	11,087	9,258	36,491
Proceeds from sale of equipment	6	2	–
Capital expenditures	(260)	(1,088)	(1,361)
Intangible asset expenditures	(34)	(59)	(5)
Net cash provided by (used in) investing activities	7,807	(9,118)	17,219
Cash Flows From Financing Activities:
Proceeds from the issuance of common stock, net of issuance costs	2	11	47,292
Payments made on borrowings	(13,336)	(8,598)	(8,425)
Proceeds from short-term line of credit	133,136	14,000	–
Payments made on short-term line of credit	(123,326)	(14,000)	–
Proceeds from paycheck protection program loan	3,583	–	–
Payment of paycheck protection program loan	(3,583)	–	–
Payments of deferred financing costs	(155)	(1,158)	(90)
Payment of payroll taxes withheld for releases of restricted stock units	(2)	(2)	(46)
Net cash (used in) provided by financing activities	(3,681)	(9,747)	38,731
Increase (decrease) in cash and cash equivalents	1,936	(29,648)	14,509
Cash and Cash Equivalents:
Beginning	16,830	46,478	31,969
Ending	$18,766	$16,830	$46,478
Supplemental Disclosure of Noncash Transactions:
Fair value conversion feature incurred on convertible notes	$1,703	$–	$–
Exit Fee liability incurred in connection with Amendments to Facility	$250	$–	$750
Acquired equipment under finance lease	$–	$406	$–
Finance lease liability from purchase of equipment	$–	$406	$105
Deferred debt financing costs included in accounts payable	$–	$119	$–
Derivative liability incurred in connection with Loan and Security Agreement	$–	$69	$–
Derivative Liability incurred in connection with Amendments to Facility	$–	$–	$611
Supplemental Cash Flow Information:
Interest paid	$5,582	$6,565	$8,158

See notes to consolidated financial statements.

Neos Therapeutics, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and nature of operations

Neos Therapeutics, Inc., a Delaware corporation, and its subsidiaries (“Neos” or the “Company”) is a fully integrated pharmaceutical company. The Company has developed a broad, proprietary modified-release drug delivery technology that enables the manufacture of single and multiple ingredient extended-release (“XR”) pharmaceuticals in patient- and caregiver-friendly orally disintegrating tablet (“ODT”) and oral suspension dosage forms. The Company has a pipeline of extended-release pharmaceuticals including three products approved by the U.S. Food and Drug Administration (the “FDA”) for the treatment of attention deficit hyperactivity disorder (“ADHD”). Adzenys XR-ODT was approved by the FDA in January 2016 and launched commercially in May 2016. The Company received approval from the FDA for Cotempla XR-ODT, its methylphenidate XR-ODT for the treatment of ADHD in patients 6 to 17 years old, in June 2017, and commercially launched this product in September 2017. Also, the Company received approval from the FDA for Adzenys ER oral suspension (“Adzenys ER”) in September 2017 and commercially launched this product in February 2018. In addition, the Company manufactures and markets a generic Tussionex (hydrocodone and chlorpheniramine) (“generic Tussionex”), extended-release oral suspension for the treatment of cough and upper respiratory symptoms of a cold. In addition to its marketed products, the Company is developing NT0502, its product candidate for the treatment of sialorrhea.

On December 10, 2020, Aytu Biopharma, Inc. (“Aytu”) and Neutron Acquisition Sub, Inc., a wholly owned subsidiary of Aytu (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neos in an all-stock transaction. Pursuant to the Merger Agreement, subject to customary closing conditions, the Merger Sub will merge with and into Neos, with Neos surviving as a wholly owned subsidiary of Aytu (the “Merger”). On March 18, 2021, at the Company’s special meeting of shareholders, adoption of the Merger Agreement was approved by the holders of a majority of the outstanding shares of the Company. Also, on March 18, 2021, at a special meeting of shareholders of Aytu, a majority of the votes cast by holders of outstanding shares of Aytu approved the consideration to be delivered by Aytu in connection with the Merger. The Merger was consummated and effective as of March 19, 2021 (see Note 19).

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of approximately $22.7 million, $16.9 million and $51.7 million during the years ended December 31, 2020, 2019 and 2018, respectively. The Company had an accumulated deficit of approximately $356.5 million and $333.9 million as of December 31, 2020 and 2019, respectively. Cash used in operating activities was approximately $2.2 million, $10.8 million and $41.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. The ability of the Company to continue as a going concern is dependent upon achieving a profitable level of operations and the ability of the Company to obtain necessary financing to fund ongoing operations and service its debt obligations, or otherwise to reduce its expenses or to renegotiate its debt facilities. Concomitantly with the Merger on March 19, 2021, Aytu made a $15.0 million principal payment on the senior debt of the Company held by Deerfield Private Design Fund III, L.P. (66 2/3% of Facility) and Deerfield Partners, L.P. (33 1/3% of Facility) (collectively, “Deerfield”), as lenders, that was otherwise due on May 11, 2021. As a result of the merger, the Company expects to save cash through synergies, principally in elimination of redundant general and administrative expenses. Expected cash generated from sales of the Company’s products and the aforementioned cash from Aytu are expected to provide sufficient funding for the Company to continue as a going concern for the next twelve months after the issuance of these financial statements.

The ongoing global COVID-19 pandemic has resulted in significant governmental measures being implemented to control the spread of the virus and, while the Company cannot predict their scope and severity, these developments and measures have adversely affected its business, results of operations and financial condition and will likely continue to do so. The Company is closely monitoring the impact of the COVID-19 pandemic on all aspects of its business and is taking steps to minimize its impact on its business. However, the full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including sales, expenses, manufacturing, clinical trials, research and development costs and employee-related amounts, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 pandemic or the effectiveness of actions taken to contain the pandemic or treat its impact, among others. Furthermore, if the Company or any of the third parties with whom it engages, were to experience additional or prolonged shutdowns or other business disruptions, the Company’s ability to conduct its business in the manner and on the timelines presently planned could be materially or negatively affected, which could have a material adverse impact on its business, results of operation and financial condition.

Note 2. Summary of significant accounting policies

Basis of Presentation: The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Prior to the merger occurring subsequent to year end as further described in Note 19, the Company was a non-accelerated public company with the Securities and Exchange Commission (“SEC”) and has included certain disclosures that would be required under the SEC rules and regulations.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its four wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Concentration of credit risk: Accounts receivable subjects the Company to concentrations of credit risk. Accounts receivable were due from twelve and thirteen customers in the years ended December 31, 2020 and 2019, respectively. Three customers accounted for 94% and 96% of the accounts receivable at December 31, 2020 and 2019, respectively.

There were fourteen customers that accounted for all gross revenue in the year ended December 31, 2020, and fifteen customers that accounted for all gross revenue in the years ended December 31, 2019 and 2018. Three customers accounted for 92%, 94% and 93% of the gross revenue for the years ended December 31, 2020, 2019 and 2018, respectively.

Segment information: Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment, which is the development, manufacturing and commercialization of pharmaceuticals.

Liquidity: During 2020, 2019 and 2018, the Company incurred operating losses and used cash to fund operations. Management intends to achieve profitability through revenue growth from its currently marketed pharmaceutical products. The Company does not anticipate it will be profitable until such time as revenues from Branded Products increase substantially over current levels. On October 2, 2019, the Company entered into a senior secured credit agreement with Encina Business Credit, LLC (“Encina”) as agent for the lenders (the “Loan Agreement”), in which Encina will extend up to $25.0 million in secured Revolving Loans to the Company, of which up to $2.5 million may be available for short-term swingline loans, against 85% of eligible accounts receivables. Concomitantly with the Merger on March 19, 2021, Aytu made a $15.0 million principal payment on Deerfield debt that was otherwise due on May 11, 2021. As a result of the merger, the Company expects to save cash through synergies, principally in elimination of redundant general and administrative expenses. Accordingly, management has performed the review required for going concern accounting and believes the Company presently has sufficient liquidity to continue to operate for the next twelve months after the date of this report.

Cash equivalents: The Company invests its available cash balances in bank deposits and money market funds. The Company considers highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. The Company’s primary objectives for investment of available cash are the preservation of capital and the maintenance of liquidity.

Short-term investments: Short-term investments, if any, consist of debt securities that have original maturities greater than three months but less than or equal to one year and are classified as available-for-sale securities. Such securities are carried at estimated fair value, with any unrealized holding gains or losses reported, net of material tax effects, as accumulated other comprehensive income or loss, which is a separate component of stockholders’ deficit. Realized gains and losses, and declines in value judged to be other-than-temporary, if any, are included in other income in the consolidated results of operations. A decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in a reduction in fair value charged to earnings in that period, and a new cost basis for the security is established. Dividend and interest income are recognized in other income when earned. The cost of securities sold is calculated using the specific identification method. The Company places all investments with government agencies or corporate institutions whose debt is rated as investment grade. The Company classifies all available-for-sale marketable securities with maturities greater than one year from the balance sheet date, if any, as non-current assets.

Allowance for doubtful accounts: The allowance for doubtful accounts is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management determines the adequacy of the allowance based on reviews of individual accounts, historical losses, existing economic conditions and estimates based on management’s judgments in specific matters. Accounts are written off as they are deemed uncollectible based on periodic review of the accounts. There is no allowance for doubtful accounts at December 31, 2020 or 2019, as management believes that all receivables are fully collectible.

Inventories: Inventories are measured at the lower of cost (first in, first out) or net realizable value. Inventories have been reduced by an allowance for excess and obsolete inventories. Cost elements include material, labor and manufacturing overhead. Inventories consist of raw materials, work in process and finished goods.

Until objective and persuasive evidence exists that regulatory approval has been received and future economic benefit is probable, pre-launch inventories are expensed into research and development. Post-FDA approval manufacturing costs for the production of our Branded Products are being capitalized into inventory.

Property and equipment: Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or the estimated useful lives of the assets.

Leases: At the inception of an arrangement, the Company determines if an arrangement is, or contains, a lease based on the unique facts and circumstances present in such arrangement. Lease classification, recognition, and measurement are then determined at the lease commencement date. For arrangements that contain a lease, the Company will (i) identify lease and non-lease components, (ii) determine the consideration in the contract, (iii) determine whether the lease is an operating or financing lease, and (iv) recognize lease right-of-use (“ROU”) assets and liabilities. Lease liabilities and their corresponding ROU assets are recorded based on the present value of lease payments over the expected lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company uses the implicit interest rate when readily determinable and uses the Company’s incremental borrowing rate when the implicit rate is not readily determinable based upon the information available at the lease commencement date in determining the present value of the lease payments.

Fixed lease payments are recognized over the expected term of the lease using the effective interest method. Variable lease expenses that are not considered fixed, or in substance fixed, are expensed as incurred. Fixed and variable lease expense on operating leases are recognized within cost of goods sold and operating expenses in the Company’s consolidated statements of operations. ROU asset amortization and interest costs on financing leases are recorded within cost of goods sold and interest expense, respectively, in the Company’s consolidated statements of operations. The Company has elected the short-term lease exemption and recognizes a short-term lease expense over lease terms of 12 months or less.

Operating leases are included in operating lease ROU assets, current portion of operating lease liabilities and operating lease liabilities in the Company’s consolidated balance sheets. Financing leases are included in property and equipment, net, current portion of long-term debt and long-term debt, net of current portion in the Company’s consolidated balance sheets.

Intangible assets: Intangible assets subject to amortization, which principally include proprietary modified-release drug delivery technology, the costs to acquire the rights to Tussionex Abbreviated New Drug Application and patents, are recorded at cost and amortized over the estimated lives of the assets, which primarily range from 10 to 20 years. The Company estimates that the patents it has filed have a future beneficial value. Therefore, costs associated with filing for its patents are capitalized. Once the patent is approved and commercial revenue realized, the costs associated with the patent are amortized over the useful life of the patent. If the patent is not approved, the costs will be expensed. For new product candidates, patent applications and related expenses are expensed as incurred.

Impairment of long-lived assets: Long-lived assets such as property and equipment and intangibles subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset group may not be recoverable. Such assets are also evaluated for impairment in light of the Company’s continuing losses. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. No impairment charges were recorded for the years ended December 31, 2020, 2019 or 2018.

Debt issuance costs and discounts: Debt issuance costs reflect fees paid to lenders, as compensation for services beyond their role as a creditor, and third parties whose costs are directly related to issuing debt and that otherwise would not be incurred. Amounts paid to the lender as a reduction in the proceeds received are considered a component of the discount on the issuance and not an issuance cost. Debt issuance costs and discounts related to term loans are reported as a direct deduction from the outstanding debt and amortized over the term of the debt using the effective interest method as additional interest expense. Debt issuance costs related to a line of credit facility are accounted for in accordance with ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, in which the Company elects to defer and present debt issuance costs as an asset and are recorded at cost and subsequently amortized over the term of the line of credit as additional interest expense. The unamortized debt issuance costs related to a line of credit facility is included in other assets in the consolidated balance sheets.

Derivative liabilities: The Company evaluates its debt and equity issuances to determine if those contracts or embedded components of those contracts qualify as derivatives requiring separate recognition in the Company’s financial statements. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability and the change in fair value is recorded in other income, net in the consolidated results of operations. In circumstances where there are multiple embedded instruments that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within twelve months of the balance sheet date.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The company records the corresponding credit to additional paid in capital in the consolidated statements of stockholders’ (deficit) equity. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption and are classified in interest expense in the consolidated results of operations.

Revenue recognition: Revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company makes estimates of the net sales price, including estimates of variable consideration (e.g., savings offers, prompt payment discounts, product returns, wholesaler fees, wholesaler chargebacks and estimated rebates) to be incurred on the selling price of the respective product sales, and recognizes the estimated amount as revenue when it transfers control of the product to its customers (e.g., upon delivery). Variable consideration is determined using either an expected value or a most likely amount method. The estimate of variable consideration is also subject to a constraint such that some or all of the estimated amount of variable consideration will only be included in the transaction price to the extent that it is probable that a significant reversal of revenue (in the context of the contract) will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Estimating variable consideration and the related constraint requires the use of significant management judgment and other market data. The Company provides for prompt payment discounts, wholesaler fees and wholesaler chargebacks based on customer contractual stipulations. The Company analyzes recent product return history and other market data obtained from its third party logistics providers (“3PLs”) to determine a reliable return rate. Additionally, management analyzes historical savings offers and rebate payments based on patient prescriptions dispensed for Branded Products and information obtained from third party providers to determine these respective variable considerations.

The Company sells its generic Tussionex and Branded Products to a limited number of pharmaceutical wholesalers, all subject to rights of return. Pharmaceutical wholesalers buy drug products directly from manufacturers. Title to the product passes upon delivery to the wholesalers, when the risks and rewards of ownership are assumed by the wholesaler (freight on board destination). These wholesalers then resell the product to retail customers such as food, drug and mass merchandisers.

Contract Balances

Contract assets primarily relate to the Company’s right to consideration in exchange for products transferred to a customer in which that right to consideration is dependent upon the customer selling these products. As of December 31, 2020 and 2019, contract assets of $34,000 and $27,000, respectively, were included in other current assets in the consolidated balance sheets. As of December 31, 2020, contract liabilities of $0.1 million was included in accrued expenses in the consolidated balance sheets. As of December 31, 2019, the Company had no contract liability.

Disaggregation of revenue

The following table disaggregates the Company’s net product sales by product:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Adzenys XR-ODT	$21,658	$31,213	$26,631
Cotempla XR-ODT	24,249	25,649	19,014
Adzenys ER	486	834	(27)
Generic Tussionex	4,897	6,953	4,370
	$51,290	$64,649	$49,988

Net product sales

Net product sales represent total gross product sales less gross to net sales adjustments. Gross to net sales adjustments for Branded Products include savings offers, prompt payment discounts, wholesaler fees, estimated wholesaler chargebacks and estimated rebates to be incurred on the selling price of the respective product sales and estimated allowances for product returns.

Gross to net sales adjustments for generic Tussionex include prompt payment discounts, estimated allowances for product returns, wholesaler fees, estimated government rebates and estimated chargebacks to be incurred on the selling price of generic Tussionex related to the respective product sales.

The Company recognizes total gross product sales less gross to net sales adjustments as revenue based on shipments from 3PLs to the Company’s wholesaler customers.

Due to estimates and assumptions inherent in determining the amount of returns, rebates and chargebacks, the actual amount of returns, claims for rebates and chargebacks may be different from the estimates, at which time reserves would be adjusted accordingly.

Savings offers for Branded Products

The Company offers savings programs for Branded Products to patients covered under commercial payor plans in which the cost of a prescription to such patients is discounted. The amount of redeemed savings offers is recorded based on information from third-party providers against the estimated discount recorded as accrued expenses. The estimated discount is recorded as a gross to net sales adjustments at the time revenue is recognized.

Prompt payment discounts

Prompt payment discounts are based on standard programs with wholesalers and are recorded as a discount allowance against accounts receivable and as a gross to net sales adjustments at the time revenue is recognized.

Wholesale distribution fees

Wholesale distribution fees are based on definitive contractual agreements for the management of the Company’s products by wholesalers and are recorded as accrued expenses and as a gross to net sales adjustment at the time revenue is recognized.

Rebates

The Company’s Branded Products are subject to commercial managed care and government managed Medicare and Medicaid programs whereby discounts and rebates are provided to participating managed care organizations and federal and/or state governments. Calculations related to rebate accruals for Branded Products are estimated based on information from third-party providers.

The Company’s generic Tussionex product is subject to state government-managed Medicaid programs whereby discounts and rebates are provided to participating state governments. Generic Tussionex government rebates are estimated based upon rebate payment data available from sales of the Company’s generic Tussionex product over the past three years.

Estimated rebates are recorded as accrued expenses and as a gross to net sales adjustment at the time revenue is recognized. Historical trends of estimated rebates will be regularly monitored, which may result in adjustments to such estimates in the future.

Product returns

Wholesalers’ contractual return rights are limited to defective product, product that was shipped in error, product ordered by customer in error, product returned due to overstock, product returned due to dating or product returned due to recall or other changes in regulatory guidelines. The return policy for expired product allows the wholesaler to return such product starting six months prior to expiry date to twelve months post expiry date. Estimated returns are recorded as accrued expenses and as a gross to net sales adjustments at the time revenue is recognized.

The Company analyzed Branded Product return data available from sales since inception date to determine a reliable return rate for Branded Products. Generic Tussionex product returns were estimated based upon return data available from sales of the Company’s generic Tussionex product over the past three years.

Wholesaler chargebacks

The Company’s products are subject to certain programs with wholesalers whereby pricing on products is discounted below wholesaler list price to participating entities. These entities purchase products through wholesalers at the discounted price, and the wholesalers charge the difference between their acquisition cost and the discounted price back to the Company. Estimated chargebacks are recorded as a discount allowance against accounts receivable and as a gross to net sales adjustments at the time revenue is recognized based on information provided by third parties.

Distribution expenses: Costs invoiced to the Company by its third party logistics firm are classified as cost of goods sold in the consolidated statements of operations.

Shipping and handling costs: Amounts billed to customers for shipping and handling fees for the delivery of goods are classified as cost of goods sold in the consolidated statements of operations.

Research and development costs: Research and development costs are charged to operations when incurred and include salaries and benefits, facilities costs, overhead costs, raw materials, laboratory and clinical supplies, clinical trial costs, contract services, fees paid to regulatory authorities for review and approval of the Company’s product candidates, milestone payments earned in the performance of research and development for licensed products and other related costs.

Advertising costs: Advertising costs are comprised of print and electronic media placements that are expensed as incurred. There was no advertising costs recognized during the years ended December 31, 2020 and 2019. The Company recognized advertising costs of $0.6 million during the year ended December 31, 2018.

Share-based compensation: Share-based compensation awards, including grants of stock options, restricted stock, restricted stock units (“RSUs”) and modifications to existing stock options, are recognized in the statement of operations based on their fair values. Compensation expense related to stock-based awards is recognized on a straight-line basis, based on the grant date fair value, over the requisite service period of the award, which is generally the vesting term. The fair value of the Company’s stock-based awards to employees and directors is estimated using the Black-Scholes option pricing model, which requires the input of subjective assumptions, including (1) the expected stock price volatility, (2) the expected term of the award, (3) the risk-free interest rate and (4) expected dividends.

For performance-based stock awards, compensation expense is recognized on a straight-line basis, based on the grant date fair value, over the performance period or through the vesting date, whichever is longer. Management monitors the probability of achievement of the performance conditions and adjusts stock-based compensation expense, if necessary.

Since the Company’s initial public offering (“IPO”) in July 2015, the Company’s board of directors has determined the fair value of each share of underlying common stock based on the closing price of the Company’s common stock as reported by the NASDAQ Global Market on the date of grant.

Under ASU No. 2017-09 guidance for accounting for share-based payments, the Company has elected to continue estimating forfeitures at the time of grant and, if necessary, revise the estimate in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the actual expense recognized over the vesting period will only be for those options that vest.

Paragraph IV litigation costs: Legal costs incurred by the Company in the enforcement of the Company’s intellectual property rights are charged to expense as incurred.

Income taxes: Income taxes are accounted for using the liability method, under which deferred taxes are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax laws that will be in effect when the differences are expected to reverse.

Management evaluates the Company’s tax positions in accordance with guidance on accounting for uncertainty in income taxes. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination. As of December 31, 2020 and 2019, the Company has unrecognized tax benefits associated with uncertain tax positions in the consolidated financial statements. These uncertain tax positions were netted against net operating losses (NOLs) with no separate reserve for uncertain tax positions required.

Deferred tax assets should be reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized. In evaluating the objective evidence that historical results provide, the Company considered that three years of cumulative operating losses was significant negative evidence outweighing projections for future taxable income. Therefore, at December 31, 2020 and 2019, the Company determined that it is more likely than not that the deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance to reduce deferred tax assets to zero. The Company may not ever be able to realize the benefit of some or all of the federal and state loss carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards.

Recent accounting pronouncements: In June 2020, the Financial Accounting Standards Board ("FASB") issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40)— Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features that are not required to be accounted for as derivatives. The amendments in this update are effective for public entities that are smaller reporting companies, as defined by the SEC, for the fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted through a modified retrospective or full retrospective method. The Company is currently evaluating the impact of the adoption of the standard on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform if contract modifications are made on or before December 31, 2022. The amendments in this update are effective for all entities as of March 12, 2020 through December 31, 2022. The Company adopted ASU 2020-04 as of December 31, 2020 with no impact on its consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update No. 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The standard is effective for public entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for the removed disclosures and delayed adoption permitted for the new disclosures. The Company adopted ASU 2018-13 as of January 1, 2020 with no impact on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model which requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a write-down. The standard is effective for public entities that are smaller reporting companies, as defined by the SEC, for the fiscal years beginning after December 15, 2022, with early adoption permitted through a modified retrospective approach. The Company has evaluated the impact of adopting ASU 2016-13 and determined that the adoption will be immaterial to the consolidated financial statements. The Company will adopt ASU 2016-13 on January 1, 2023, unless the Company’s filing status as a small reporting company changes, in which case adoption will be immediate.

Note 3. Net loss per share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and common share equivalents outstanding for the period. Common stock equivalents are only included when their effect is dilutive. Potentially dilutive securities, which include warrants, outstanding stock options under the stock option plans and shares issuable in future periods, such as RSU awards, have been excluded from the computation of diluted net loss per share as they would be anti-dilutive. For all periods presented, there is no difference in the number of shares used to compute basic and diluted shares outstanding due to the Company’s net loss position. Restricted stock is considered legally issued and outstanding on the grant date, while RSUs are not considered legally issued and outstanding until the RSUs vest. Once the RSUs vest, equivalent common shares will be issued or issuable to the grantee and therefore the RSUs are not considered for inclusion in total common shares issued and outstanding until vested. Pursuant to the terms of the agreement, the warrants to purchase common stock, originally issued as Series C Redeemable Convertible Preferred Stock Warrants, expired on July 22, 2020 and are no longer a potentially dilutive security.

The following potentially dilutive securities outstanding were excluded from consideration in the computation of diluted net loss per share of common stock for the years ended December 31, 2020, 2019 and 2018, respectively, because including them would have been anti-dilutive:

	December 31,
	2020	2019	2018
Series C Redeemable Convertible Preferred Stock Warrants (as converted)	–	70,833	70,833
Stock options outstanding	5,452,834	4,430,966	3,446,885
RSUs outstanding	1,064,985	54,063	75,314

Note 4. Fair value of financial instruments

The Company records financial assets and liabilities at fair value. The carrying amounts of certain financial assets and liabilities including cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued liabilities, approximated their fair value due to their short-term maturities. The remaining financial instruments were reported on the Company’s consolidated balance sheets at amounts that approximate current fair values based on market based assumptions and inputs.

As a basis for categorizing inputs, the Company uses a three tier fair value hierarchy, which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions as follows:

Level 1:      Unadjusted quoted prices for identical assets in an active market.

Level 2:      Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full-term of the asset.

Level 3:      Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset.

The following table presents the hierarchy for the Company’s financial instruments measured at fair value on a recurring basis for the indicated dates:

	Fair Value as of December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash and cash equivalents	$18,766	$–	$–	$18,766
Total financial assets	$18,766	$–	$–	$18,766
Derivative liabilities (see Note 10)	$–	$–	$708	$708
Total financial liabilities	$–	$–	$708	$708

	Fair Value as of December 31, 2019
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash and cash equivalents	$12,338	$4,492	$–	$16,830
Short-term investments	1,261	6,803	–	8,064
Total financial assets	$13,599	$11,295	$–	$24,894
Earnout liability	$–	$–	$30	$30
Derivative liability (see Note 10)	–	–	1,135	1,135
Total financial liabilities	$–	$–	$1,165	$1,165

The Company’s Level 1 assets included bank deposits, certificates of deposit and actively traded money market funds with an original maturity of 90 days or less at December 31, 2020 and 2019. Asset values were considered to approximate fair value due to their short-term nature.

The Company’s Level 2 assets included commercial paper and corporate bonds with maturities of less than one year that are not actively traded which were classified as available-for-sale securities. The level 2 cash equivalents consist of U.S. agency bonds and corporate commercial paper that mature in less than 90 days which are valued using quoted prices and other data values. The estimated fair values of these securities were determined by third parties using valuation techniques that incorporate standard observable inputs and assumptions such as quoted prices for similar assets, benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids/offers and other pertinent reference data.

The Company’s cash and cash equivalents and short-term investments had quoted prices at December 31, 2020 and 2019 as shown below:

	December 31, 2020
	Amortized	Unrealized	Market
	Cost	Gain / (Loss)	Value
	(in thousands)
Bank deposits and money market funds	$18,766	$–	$18,766
	$18,766	$–	$18,766

	December 31, 2019
	Amortized	Unrealized	Market
	Cost	Gain / (Loss)	Value
	(in thousands)
Bank deposits and money market funds	$13,599	$–	$13,599
Financial and corporate debt securities	11,294	1	11,295
	$24,893	$1	$24,894

As of December 31, 2020, the Company’s Level 3 liabilities included the fair values of the Encina and Deerfield derivative liabilities. As of December 31, 2019, Level 3 liabilities included the fair value of the earnout liability and the fair values of the Encina and Deerfield derivative liabilities.

The fair value of the earnout liability was determined after taking into consideration valuations using the Monte Carlo method based on assumptions at December 31, 2019 and revised at December 31, 2020. These revisions were primarily due to an updated revenue forecast for the Company’s generic Tussionex and the use of a directly-calculated revenue volatility of 19% based on data for potential comparable publicly-traded companies in the generic drug manufacturing space including the Company at December 31, 2020, versus a similarly directly-calculated revenue volatility of 36% at December 31, 2019. Significant changes to these assumptions would result in increases/decreases to the fair value of the earnout liability. Consequently, despite an increase in discount rate, the drop in volatility rate due to a significant reduction in revenue forecast resulted in a write-down of the earnout liability to zero as of December 31, 2020. The methodologies and significant inputs used in the determination of the fair value of the earnout liability were as follows:

	Earnout Liability
Date of Valuation	12/31/2020	12/31/2019
Valuation Method	Monte Carlo	Monte Carlo
Volatility (annual)	19%	36%
Risk‑free rate (annual)	0.09% - 1.77%	1.53% - 2.58%
Time period from valuation until end of earnout	0.5 ‑ 9.5	0.5 ‑ 9.5
Earnout Target 1 (thousands)	$13,700	$13,700
Earnout Target 2 (thousands)	$18,200	$18,200
Discount rate	23.14% - 23.97%	22.88% - 23.35%
Fair value of liability at valuation date (thousands)	$–	$30

The fair value of the Encina derivative liability was determined after taking into consideration valuations using the Probability Weighted Discounted Cash Flow method based on assumptions at December 31, 2020 and 2019. The fair value of the Deerfield derivative liability was determined after taking into consideration valuations using the Monte Carlo method based on assumptions at December 31, 2020 and 2019. The methodologies and significant inputs used in the determination of the fair value of the debt derivative liabilities were as follows:

	Encina Derivative Liability		Deerfield Derivative Liability
Date of Valuation	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Valuation Method	Discounted Cash Flow	Discounted Cash Flow	Monte Carlo	Monte Carlo
Volatility (annual)	N/A	N/A	N/A	N/A
Time period from valuation until maturity of debt (yrs.)	1.4	2.4	1.4	2.4
Cumulative probability of a change in control prepayment implied by model	16.2%	23.9%	15%	23%
Cumulative probability of other accelerated prepayments implied by model	N/A	N/A	13%	10%
Discount rate	6.0%	6.0%	26.02%	25.34%
Fair value of liability at valuation date (thousands)	$31	$66	$677	$1,069

Significant changes to these assumptions would result in increases/decreases to the fair value of the earnout liability and derivative liabilities.

Changes in Level 3 liabilities measured at fair value for the periods indicated were as follows:

Level 3
Liabilities
(in thousands)
Balance at December 31, 2018	$2,054
Addition of Encina derivative liability	69
Change in fair value	(958)
Balance at December 31, 2019	1,165
Change in fair value	(457)
Balance at December 31, 2020	$708

Note 5. Inventories

Inventories at the indicated dates consist of the following:

	December 31,
	2020	2019
	(in thousands)
Raw materials	$2,453	$3,679
Work in process	2,111	935
Finished goods	3,553	7,082
Inventory at cost	8,117	11,696
Inventory reserve	(472)	(686)
	$7,645	$11,010

Note 6. Property and equipment

Property and equipment, net at the indicated dates consists of the following:

	December 31,
	2020	2019
	(in thousands)
Assets under finance lease	$511	$3,733
Leasehold improvements	4,461	4,392
Manufacturing, packaging and lab equipment	10,376	7,088
Office furniture and equipment	2,071	1,888
Assets under construction	185	731
	17,604	17,832
Accumulated depreciation and amortization (including $145 and $1,153 at December 31, 2020 and 2019, respectively, applicable to finance leases)	(12,229)	(10,487)
	$5,375	$7,345

Depreciation and amortization expense related to property and equipment was $1.9 million, $2.1 million and $1.8 million for the years ended December 31, 2020, 2019 and 2018, respectively. Depreciation and amortization expense is recorded in cost of goods sold, research and development, or general and administrative expenses in the accompanying consolidated statements of operations.

Note 7. Intangible assets

Major components of intangible assets, net at the indicated dates consist of the following:

	December 31,
	2020	2019
	(in thousands)
Proprietary modified-release drug delivery technology	$15,600	$15,600
Tussionex ANDA	4,829	4,829
CPI profit sharing	2,043	2,043
Patents	1,805	1,971
Other	1,035	1,035
	25,312	25,478
Accumulated amortization	(14,672)	(12,935)
	$10,640	$12,543

As part of the June 15, 2009 reorganization of the Company as Neos Therapeutics, Inc., the Company performed a purchase price allocation analysis. The proprietary modified-release drug delivery technology was valued at $15.6 million based on projected cash flows expected to be generated from this technology. The $15.6 million is being amortized on a straight-line basis over 20 years.

On August 28, 2014, the Company completed an acquisition of the rights to Tussionex ANDA from Cornerstone and Coating Place, Inc. ("CPI") which was accounted for as an asset acquisition. Prior to the acquisition, the Company, Cornerstone and CPI shared profits generated by the sale and manufacture of the product under a development and manufacturing agreement, and Cornerstone had commercialization rights to the product. The Company paid $4.2 million to Cornerstone to buy out their rights to commercialize and derive future profits from the product and entered into an agreement whereby Cornerstone transferred certain assets associated with the product to the Company. Legal fees of $0.1 million associated with this buyout agreement have been capitalized as part of the purchase price. Additional estimated earnout costs due to Cornerstone of $0.6 million, recorded at fair value by the Company based upon a valuation provided by a third-party valuation firm, were capitalized as part of the purchase price of this intangible asset. This earnout amount was revalued at December 31, 2020, 2019 and 2018, resulting in a $30,000, $7,000 and $0.1 million decrease in the estimated fair value of the earnout, respectively, which is recorded in other income (expense), net in the Company’s consolidated statements of operations. In addition, the Company paid $2.0 million to CPI to buy out their rights to future profits from the collaboration and entered into an agreement whereby CPI will continue to supply a component of the product. Legal fees of $43,000 associated with this buyout agreement have been capitalized as part of the purchase price of this intangible asset. These two intangible assets have an expected life of ten years and are being amortized on a straight-line basis beginning September 2014.

Patents utilized in the manufacturing of the Company’s generic Tussionex product which total $0.4 million are being amortized over their expected useful life of 10 years. Patents utilized in the manufacturing of Adzenys XR-ODT which total $0.6 million are being amortized over their expected useful life, including $0.5 million being amortized for approximately 16 years beginning with the approval of Adzenys XR-ODT on January 27, 2016 and $0.1 million being amortized for approximately 15 years beginning in December 2017. Patents utilized in the manufacturing of Cotempla XR-ODT which total $0.1 million are being amortized over their expected useful life of approximately 15 years, beginning with the approval of Cotempla XR-ODT on June 19, 2017. Patents utilized in the manufacturing of Adzenys ER which total $0.5 million are being amortized over their expected useful life of approximately 15 years, beginning with the approval of Adzenys ER on September 15, 2017. Patent filing costs capitalized, for which the Company estimated to have future value, were $0.3 million as at December 31, 2020. Once a patent is approved and commercial revenue realized, the costs associated with the patent are amortized over the useful life of the patent.

Total amortization expense for intangible assets was $1.7 million for each of the years ended December 31, 2020, 2019 and 2018, respectively. In addition, during the years ended December 31, 2020 and 2019, the Company wrote-off capitalized patent filing costs of $0.2 million and $0.4 million, respectively.

Aggregate amortization of intangible assets for each of the next five years and thereafter is as follows:

Year ending	December 31,
(in thousands)
2021	$1,737
2022	1,737
2023	1,642
2024	1,333
2025	875
Thereafter	2,996
$10,320

Note 8. Income taxes

The Company applies FASB ASC topic 740, "Income Taxes" or ASC 740 which addresses the determination of whether tax benefits claimed, or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The Company is generally subject to tax examination for a period of three years after tax returns are filed. Therefore, the statute of limitations remains open for tax years 2017 and forward. However, when a company has net operating loss carryovers, those tax years remain open until three years after the net operating losses are utilized. Therefore, the tax years remain open back to 2004.

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.

The significant components of deferred income tax assets and liabilities consist of the following:

	December 31,
	2020	2019
	(in thousands)
Deferred Tax Assets:
Net operating loss	$42,306	$37,747
Share-based compensation	2,467	2,113
Research and development tax credit	2,000	1,947
Other reserves	1,231	2,238
Finance lease liability	–	156
Operating lease liability	683	826
State deferred	1,707	1,518
Inventory	108	90
Accrued rebates	5,360	5,862
Interest expense carryover	1,260	1,143
Other	717	914
Total deferred tax assets	57,839	54,554
Deferred Tax Liabilities:
Intangible assets	(1,027)	(1,230)
Right-of-use asset	(528)	(639)
Property and equipment	(639)	(873)
Debt Issuance Costs	(1)	–
Total deferred tax liabilities	(2,195)	(2,742)
Valuation allowance	55,644	51,812
Net deferred tax asset (liability)	$–	$–

At December 31, 2020, the Company had gross federal net operating loss carry-forwards of $291.6 million, of which $46.1 million were generated from 2018 to 2020 and have no expiration date in accordance with the 2017 Tax Cuts and Jobs Act (TCJA). In response to the market volatility and instability resulting from the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was signed into law on March 27, 2020. The CARES Act lifts certain deduction limitations originally imposed by the TCJA. Under the TCJA, federal net operating losses (NOLs) generated after 2017 could not be carried back and utilization was limited to 80% of taxable income. The CARES Act allows for a five-year carryback of federal NOLs generated in 2018 through 2020 and eliminates the 80% taxable income limitation by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018 through 2020. The Company also had federal net operating loss carryforwards of approximately $245.5 million which begin to expire in 2024. At December 31, 2020, the Company had research and development credits of $2.9 million, which begin to expire in 2024. The Company had tax effected state net operating loss carry-forwards of $3.5 million and $3.0 million at December 31, 2020 and 2019, respectively. Utilization of the net operating loss carry-forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The Company has performed an analysis to determine the impact of any ownership change(s) under Section 382 of the Internal Revenue Code. Due to an ownership change in 2017, the amount of federal net operating loss that will expire unused due to the Section 382 limitation is $98.0 million. The amount of federal research and development credit that will expire unused is $0.4 million. The deferred tax assets and related valuation allowances for both carryforwards have been reduced accordingly.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company has no accrued interest related to its uncertain tax positions as they all relate to timing differences that would adjust the Company’s net operating loss carryforward, interest expense carryover or research and development credit carryover and therefore do not require recognition. As a result of these timing differences, at December 31, 2020 and 2019, the Company had gross unrecognized tax benefits related to uncertain tax positions of $11.2 million and $8.6 million, respectively. The gross amount of the increases in unrecognized tax benefits for positions taken during a prior period relate to cumulative gross state net operating losses which have not been claimed by the Company. The removal of this unrecognized tax detriment ensures the balance at December 31, 2020 is with respect to unrecognized tax benefits only. In 2020, the Company performed an analysis of its historic research and development credits and recorded a new uncertain tax position related to these credits, which is reflected in the table below. The Company has no other tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within 12 months of the reporting date. Changes in unrecognized benefits in any given year are recorded as a component of deferred tax expense. A tabular rollforward of the Company’s gross unrecognized tax benefits is below:

	December 31,
	2020	2019
	(in thousands)
Beginning Balance	$8,646	$3,956
Increase resulting from prior period tax positions	10,906	–
Increase resulting from current period tax positions	13	6,872
Decrease resulting from current period tax positions	(8,318)	(2,182)
Ending Balance	$11,247	$8,646

The Company has recorded a valuation allowance of $55.6 million and $51.8 million at December 31, 2020 and 2019, respectively, to fully reserve its net deferred tax assets. The Company has assessed the likelihood that the deferred tax assets will be realized and determined that it is more likely than not that all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Due to the uncertainty of realizing the deferred tax asset, the Company has placed a valuation allowance against the entire deferred tax asset. The Company may not ever be able to realize the benefit of some or all of the federal and state loss carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards. The change in the valuation allowance was an increase of $3.8 million and $1.7 million for the years ended December 31, 2020 and December 2019, respectively.

The Company has recorded current income tax expense of $12,000 and $11,000 for the years ended December 31, 2020 and 2019, respectively. There was neither income tax expense nor benefit recorded for the year ended December 31, 2018. A reconciliation of the Company’s Federal statutory tax rate of 21% to the Company’s effective income tax rate is as follows:

	Year Ended
	December 31,
	2020	2019
U.S. Statutory Tax Rate	21.0%	21.0%
Change in Valuation Allowance	(18.5)%	(10.2)%
State Tax Expense, net	1.8%	0.9%
Research and Development Tax Credit	0.3%	0.9%
Uncertain Tax Position - Research and Development Tax Credit	(0.1)%	(3.4)%
Permanent Difference - Interest Expense	(4.7)%	(7.8)%
Provision to Return, Other Permanent Differences and Other Adjustments	0.2%	(1.4)%
Income tax expense	–%	–%

Note 9. Accrued expenses

Accrued expenses as of December 31, 2020 and 2019 consist of the following:

	December 31,	December 31,
	2020	2019
	(in thousands)
Accrued savings offers	$15,915	$16,790
Accrued rebates	6,550	6,109
Accrued customer returns	3,823	5,122
Accrued wholesaler fees	3,058	5,014
Accrued payroll and benefits	2,910	4,485
Other accrued expenses	2,458	2,668
Total accrued expenses	$34,714	$40,188

Note 10. Debt

Short-term line of credit

On October 2, 2019, the Company entered into the Loan Agreement with Encina. Under the Loan Agreement, Encina will extend up to $25.0 million in secured revolving loans to the Company (the “Revolving Loans”), of which up to $2.5 million may be available for short-term swingline loans, against 85% of eligible accounts receivable. The Revolving Loans bear variable interest through maturity at the one-month London Interbank Offered Rate (“LIBOR”), plus an applicable margin of 4.50%. In addition, the Company is required to pay an unused line fee of 0.50% of the average unused portion of the maximum revolving facility amount during the immediately preceding month. Interest is payable monthly in arrears, upon a prepayment of a loan and on the maturity date. The maturity date under the Loan Agreement is May 11, 2022.

In the event that, for any reason, all or any portion of the lenders' commitment to make revolving loans is terminated prior to the scheduled maturity date, in addition to the payment of the principal amount and all unpaid accrued interest and other amounts due thereon, the Company is required to pay to the lender a prepayment fee equal to (i) 1.0% of the revolving loan commitment if such event occurs after October 2, 2020 but on or before October 2, 2021, and (ii) 0.5% of the revolving loan commitment if such event occurs after October 2, 2021 but before May 11, 2022.

The Company may permanently terminate the revolving loan facility by prepaying all outstanding principal amounts and all unpaid accrued interest and other amounts due thereon, subject to at least five business days prior notice to the lender and the payment of a prepayment fee as described above.

The Loan Agreement contains customary affirmative covenants, negative covenants and events of default, as defined in the Loan Agreement, including covenants and restrictions that, among other things, require the Company to satisfy certain capital expenditure and other financial covenants, and restrict the Company’s ability to incur liens, incur additional indebtedness, engage in mergers and acquisitions or make asset sales without the prior written consent of the Lenders. A failure to comply with these covenants could permit the Lenders to declare the Company’s obligations under the Loan Agreement, together with accrued interest and fees, to be immediately due and payable, plus any applicable additional amounts relating to a prepayment or termination, as described above. As of December 31, 2020, the Company was in compliance with the covenants under the Loan Agreement.

In connection with the Loan Agreement, the Company evaluated to determine if the embedded components in the agreement qualified as derivatives requiring separate recognition. This evaluation identified a derivative liability of $0.1 million for the fair value of the additional interest contingent upon a change in control. As of December 31, 2020, the fair value of the derivative was $31,000 (see Note 4).

Total interest expense on the short-term line of credit, including deferred financing costs amortization, was $1.0 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively. In connection with the Loan Agreement, the Company incurred $1.3 million in financing costs, which are recorded as deferred financing costs and amortized over the term of the revolving loan as additional interest expense using an effective interest rate of 6.56%. During the years ended December 31, 2020 and 2019, deferred financing cost amortization of $0.5 million and $0.1 million was charged to interest expense. The unamortized cost of $0.7 million as of December 31, 2020 was included in other assets in the consolidated balance sheets.

As of December 31, 2020, the Company had $9.8 million borrowing outstanding under the Revolving Loan.

Long-term debt

Long-term debt at the indicated dates consists of the following:

	December 31,
	2020	2019
	(in thousands)
Deerfield senior secured credit facility, net of discount of $1,951 and $1,982, respectively	$31,549	$43,768
Financing leases, maturing through May 2024	331	1,167
	31,880	44,935
Less current portion	(17,599)	(15,836)
Long-term debt	$14,281	$29,099

Senior secured credit facility: On May 11, 2016, the Company entered into a $60.0 million senior secured credit facility (the “Facility”) with Deerfield. In February 2017, the Company closed an underwritten public offering of 5,750,000 shares of its common stock at a public offering price of $5.00 per share (see Note 12). Deerfield, the Company’s senior lender, participated in the purchase of the Company’s common shares as part of this public offering, and as a result, was classified as a related party at the time of the corresponding transactions.

Principal on the Facility was due in three equal annual installments beginning in May 2019 and continuing through May 2021, with a final payment of principal, interest and all other obligations under the Facility due May 11, 2022. Interest is due quarterly beginning in June 2016, at a rate of 12.95% per year. The Company had an option, which it exercised, to defer payment of each of the first four interest payments, adding such amounts to the outstanding loan principal. The aggregate $6.6 million in deferred interest payments (the “Accrued Interest”) was due and payable on June 1, 2017. Borrowings under the Facility are collateralized by substantially all of the Company’s assets, except assets under finance lease. The terms of the Facility require the Company to maintain cash on deposit of not less than $5.0 million.

On June 1, 2017 (the “Amendment Date”), the Company and Deerfield entered into a First Amendment (the “Amendment”) to the Facility which extended the date to repay the Accrued Interest under the Facility to June 1, 2018 (the “PIK Maturity Date”), which could have been extended to June 1, 2019 at the election of the Company if certain conditions had been met as specified in the Amendment. The right to payment of the Accrued Interest was memorialized in the form of senior secured convertible notes (the “Convertible Notes”) issued to Deerfield on the Amendment Date. The $6.6 million of Convertible Notes was convertible into shares of the Company’s common stock at the noteholder’s option.

On October 26, 2017, Deerfield provided a conversion notice electing to convert the entire $6.6 million of Convertible Notes into shares of the Company’s common stock at a conversion price of $7.08 per share. The conversion price was based on 95% of the average of the volume weighted average prices per share of the Company’s common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion. This resulted in issuing 929,967 shares of the Company’s common stock to Deerfield on this date and the Convertible Notes were cancelled. The Company has filed a registration statement on Form S-3 with the SEC covering the registration of these shares.

The Company has accounted for the Amendment as a debt modification as the instruments were not substantially different; therefore, the remaining debt discount on the original Facility is being amortized using the effective interest method over the remaining term of the modified debt. The Company evaluated the Amendment together with the Convertible Notes to determine if those contracts or embedded components of those contracts qualified as derivatives requiring separate recognition. This evaluation identified a derivative liability of $2.1 million for the fair value of the change in control and other accelerated payment features as the prepayment fees resulted in premiums that were greater than 10%. As of December 31, 2020, the fair value of the derivative was $0.7 million (see Note 4). As the change in control and other accelerated payments terms, including the prepayment fees, were applied to the entire debt per the terms of the amended Facility, the corresponding debt discount is being amortized using the effective interest method over the remaining term of the Facility. The fees paid to or on behalf of the creditor for the debt modification totaled $40,000 and were recorded as additional debt discount on the amended Facility to be amortized to interest expense using the effective interest method over the term of the Facility. The Company’s evaluation also determined that the embedded conversion options should not be bifurcated as derivatives from the Convertible Notes host instruments. Therefore, the Company recorded a $0.6 million discount to the convertible notes for the intrinsic value of the embedded conversion option based upon the difference between the fair value of the underlying common stock on June 1, 2017 and the effective conversion price embedded in the Convertible Notes, which was amortized using the effective interest method to interest expense over the one-year term of the Convertible Notes. The Company recorded a $0.6 million corresponding credit to a beneficial conversion feature classified as additional paid in capital on June 1, 2017 in stockholders’ (deficit) equity in the Company’s financial statements.

In connection with the Facility, the Company paid a $1.4 million yield enhancement fee to Deerfield, approximately $0.2 million of legal costs to the Company’s attorneys and $0.1 million of legal costs on behalf of Deerfield’s attorneys, all of which were recorded as debt discount and amortized over the six-year term of the Facility, using the effective interest method.

On November 5, 2018, the Company and Deerfield entered into an amendment (the “Second Amendment”) to the Facility pursuant to which the Company agreed to pay $7.5 million of principal under the Facility otherwise due in May 2019 upon completion of an underwritten public offering of the Company’s shares of its common stock for gross proceeds of at least $34.5 million (the “November Offering”). The remaining $52.5 million of principal under the Facility was and is due as follows: $7.5 million on May 11, 2019, $15.0 million on May 11, 2020 (the “2020 Principal Payment”), $15.0 million on May 11, 2021 and $15.0 million on May 11, 2022; provided, that the 2020 Principal Payment due date was to be extended to May 11, 2021 or May 11, 2022 subject to certain achievement of net sales during periods ending December 31, 2019 and 2020, respectively. The net sales milestone was not met for the period ending December 31, 2019. If all or any of the principal are prepaid or required to be prepaid under the Second Amendment prior to December 31, 2021, then the Company shall pay, in addition to such prepayment and accrued interest thereon, a prepayment premium equal to 6.25% of the amount of principal prepaid. Additionally, the Company was to have paid all interest which, absent such prepayment, would have accrued on the principal prepaid through May 11, 2020 in connection with a prepayment due to a Change of Control of the Company or through December 31, 2020 in connection with any other prepayment, whether voluntary or in an Event of Default. If such prepayment occurs after December 31, 2021 then no prepayment premium is due. In addition, upon the payment in full of the Obligations (whether voluntarily, in the connection with a Change of Control or an Event of Default and whether before, at the time of or after the Maturity Date), the Company shall pay to Deerfield a non-refundable exit fee in the amount of $750,239, which shall be due and payable in cash. Pursuant to the terms of the Facility, as amended, a $7.5 million principal payment was paid in cash in May 2019.

Pursuant to the Second Amendment, upon the effectiveness thereof, the Company amended and restated its outstanding notes under the Second Amendment in the form of senior secured convertible notes (the “A&R Notes”). Under the terms of the Second Amendment and the A&R Notes, the Company has the right to pay principal and future interest in shares of Common Stock not to exceed 2,135,625 shares in the aggregate. The payment share price will be 93% of the lesser of (A) the Last Bid Price prior to the payment date and (B) the arithmetic average of the volume weighted average price on each of the ten consecutive trading days immediately preceding the payment date. Principal may not be satisfied at a price less than $3.00 per share, and the Company may not issue to Deerfield a number of shares upon any such payment to the extent that, upon such issuance, the number of shares beneficially owned by Deerfield and its affiliates would exceed 4.985% of the total number of shares of the Company’s common stock then issued and outstanding (the “4.985% Cap”). Additionally, Deerfield has the right to convert the remaining principal into shares of Common Stock not to exceed 3,796,668 shares in the aggregate (collectively, the “Conversion Shares”), provided, that the Lenders could have only converted up to 50% of the remaining principal on or before November 5, 2019. Deerfield’s per share conversion price will be 95% reducing to a maximum 83% by one full percentage point for each full or partial calendar month between the date of the applicable conversion and the date on which such principal payment would otherwise be due, of the greater of (A) the average of the volume weighted average prices per share of the Common Stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion, and (B) $10.00 (subject to adjustment for Stock Events e.g. stock dividend, stock split etc.) (the “Variable Price Conversion”). Deerfield may not acquire a number of shares upon any such conversion to the extent that, upon such conversion, the number of shares beneficially owned by Deerfield and its affiliates would exceed the 4.985% Cap.

In conjunction with the Second Amendment to the Facility and the related issuance of the A&R Notes, the Company entered into a Registration Rights Agreement (the “Second Registration Agreement”) pursuant to which the Company was required to file a registration statement with the SEC to register the Conversion Shares within 30 days from November 5, 2018, which was to become effective per the SEC no later than 75 days thereafter. The filing deadline was subsequently extended to December 21, 2018. The Company filed a registration statement on Form S-3 to comply with the Second Registration Agreement on December 11, 2018, which became effective on December 20, 2018. This filing covered 3,796,668 shares, which is the maximum number of shares that may be converted. The Company is also required to, among other things, maintain the effectiveness of such registration statement, continue to file the required SEC filings on a timely basis, use its best efforts to ensure that the registered securities are listed on each securities exchange on which securities of the same class or series as issued by the Company are then listed and comply with any Financial Industry Regulatory Agency (“FINRA”) requests. The Company’s obligations with respect to such registration end at the date which is the earlier of (a) when all of the Registrable Securities covered by such registration have been sold or (b) when Deerfield or any of its transferees or assignees under the Second Registration Agreement cease to hold any Registrable Securities. For such registration, the Company shall bear all reasonable expenses, other than underwriting discounts and commissions, and shall reimburse Deerfield or any assignee or transferee for up to $25,000 in legal fees. The Company expects to satisfy all of its obligations under the Second Registration Agreement and does not expect to pay any damages pursuant to this agreement; therefore, no liability had been recorded (see Note 15).

On October 2, 2019, in connection with the Loan Agreement with Encina, the Company entered into a fourth amendment to the Facility (the “Fourth Amendment”) with Deerfield. Under the Fourth Amendment, the Company restated its representations and warranties made under the Facility and made additional representations and warranties consistent with those in the Loan Agreement. In addition, the affirmative covenants, negative covenants and events of default contained in the Facility were expanded to conform to applicable provisions in the Loan Agreement. The Fourth Amendment was neither a modification nor an extinguishment and had no change in cash flows, and as such, it did not have a material effect on the Company’s financial statements.

On May 6, 2020, the Company and Deerfield entered into an amendment (the “Fifth Amendment”) to the Facility pursuant to which the Company deferred $5.0 million of principal (“Deferred Principal”) otherwise due on May 11, 2020. Deerfield may convert up to $10.0 million of the remaining debt due under the Facility into the Company’s common stock at a conversion price of $1.50 per share. Any monthly payment otherwise due for the Deferred Principal will be deferred to May 11, 2021 for any month in which the Company’s common stock trades above $1.50 for 10 consecutive days. In addition, the Deferred Principal obligation is reduced by principal converted during the previous calendar month. A $250,000 incremental exit fee (the “Additional Exit Payment”) will be due in cash when the Facility is paid in full. Pursuant to the terms of the Facility, as amended, a $10.0 million principal payment was paid in cash on May 11, 2020. The remaining $35.0 million of principal under the Facility is due as follows: $5.0 million in equal monthly installments of $625,000 which began on September 11, 2020 and ends on April 11, 2021, $15.0 million on May 11, 2021 (the “2021 Principal Payment”) and $15.0 million on May 11, 2022 (the “2022 Principal Payment”). In addition, upon the payment in full of the Obligations (whether voluntarily, in the connection with a Change of Control or an Event of Default and whether before, at the time of or after the Maturity Date), the Company shall pay to Deerfield an additional non-refundable exit fee in the amount of $1,000,239 inclusive of the Additional Exit Payment, which shall be due and payable in cash.

Pursuant to the Fifth Amendment, upon the effectiveness thereof, the Company amended and restated the Senior Secured Convertible Notes (as amended and restated, the “Convertible Notes”) to provide for the conversion of up to $10.0 million of the remaining principal due under the facility into the Company’s common stock at a conversion price of $1.50 per share (the “Fixed Price Conversion”). The ability to issue shares upon a Fixed Price Conversion is also subject to customary beneficial ownership caps as described in the Convertible Notes. The Convertible Notes retained the Variable Price Conversion for any additional conversions, which remain subject to customary beneficial ownership caps and exchange caps as described therein. The shares of common stock issuable upon the Fixed Price Conversion and the Variable Price Conversion are referred to herein as the “Conversion Shares”.

The Company has accounted for the Fifth Amendment to the Facility Agreement and related Convertible Notes as a debt modification as the instruments were not substantially different; therefore, the remaining debt discount on the original Facility is being amortized using the effective interest method over the remaining term of the modified debt. The Company’s evaluation of the Fifth Amendment identified no new derivative liability for the fair value of the change in control and other accelerated payment features. However, the Company’s evaluation identified new embedded conversion options that should not be bifurcated as derivatives from the Convertible Notes host instruments. Therefore, the Company recorded a $1.7 million discount to the convertible notes for the incremental intrinsic value of the new embedded conversion option based upon the difference between the fair value of the underlying common stock on May 6, 2020 and the effective conversion price embedded in the Convertible Notes, which will be amortized using the effective interest method to interest expense over the remaining term of the Convertible Notes. The Company recorded a $1.7 million corresponding credit to a fair value conversion feature on convertible notes classified as additional paid in capital on May 6, 2020 in stockholders’ (deficit) equity in the Company’s financial statements. The fees paid to or on behalf of the creditor for the debt modification totaled $36,000 and, together with the Additional Exit Payment of $250,000, were recorded as additional debt discount on the amended Facility to be amortized to interest expense using the effective interest method over the remaining term of the Facility.

Pursuant to the A&R Notes, if the Company fails to provide the number of Conversion Shares, then the Company would have to pay damages to Deerfield or a subsequent holder or any designee for each day after the third business day after receipt of notice of conversion that such conversion is not timely effected. The Facility also contains certain customary nonfinancial covenants, including limitations on the Company’s ability to transfer assets, engage in a change of control, merge or acquire with or into another entity, incur additional indebtedness and distribute assets to shareholders. Upon an event of default, the lenders may declare all outstanding obligations accrued under the Facility to be immediately due and payable, and exercise its security interests and other rights. The filings of the Company’s financial statements on Form 10-Q for the periods ended June 30, 2020 and September 30, 2020 with a going concern qualification would have triggered an event of default under the Facility as amended. However, Deerfield has provided waiver of these events of default through the filing of the Company’s financial statements on Form 10-Q for the period ended September 30, 2021. As of December 31, 2020, the Company was in compliance with the covenants under the Facility.

Total interest expense on the Facility, including debt discount amortization, was $7.0 million, $7.6 million and $8.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. Debt discount amortization for the Facility, including the Amendment after June 1, 2017, was calculated using the effective interest rates of 15.03% on the original facility debt and after the Fifth Amendment on May 6, 2020, using the effective interest rate of 21.3%, charged to interest expense and totaled $2.0 million, $1.4 million and $1.0 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Financing lease obligations: Financing lease obligations consist of sale-leaseback and equipment leases, both of which included options to purchase at the end of the lease term. The sale-leaseback agreements matured early in the year and all lease buy-out liabilities were satisfied. During the years ended December 31, 2019 and 2018, the Company entered into equipment leases with a total capitalized cost of $0.4 million and $0.1 million, respectively. The interest rate on these leases is 6.5% and 5.3%, respectively. Interest expense on financing leases was $0.1 million, $0.2 million and $0.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Future principal payments of long-term debt, including financing leases, are as follows:

Period ending:	December 31,
(in thousands)

2021	$17,599
2022	16,104
2023	89
2024	39
Future principal payments	$33,831
Less unamortized debt discount	(1,951)
Less current portion of long-term debt	(17,599)
Total long-term debt, net of current portion	$14,281

Note 11. Leases

The Company leases real estate, warehouses and certain equipment. The Company determines if an arrangement is a lease at inception. Leases with an initial term of 12 months or less ("short-term leases") are not recorded on the consolidated balance sheet; the Company recognizes lease expense for these leases on a straight-line basis over the lease term.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company's operating leases do not provide an implicit rate of return, the Company considered its other similar-term collateralized financing arrangements, including the sale-leaseback and equipment leases, certain vendor-direct equipment financing and the Deerfield debt facility, as amended, to determine its incremental borrowing rate. Operating lease ROU assets are comprised of the lease liability plus prepaid rents and are reduced by lease incentives and deferred rents. The Company has lease agreements with non-lease components which are not bifurcated.

Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 10 years. The exercise of a lease renewal option typically occurs at the discretion of both parties. Certain leases also include options to purchase the leased property. For purposes of calculating operating lease liabilities, lease terms are deemed not to include options to extend the lease termination until it is reasonably certain that the Company will exercise that option. Certain of the Company's lease agreements include payments adjusted periodically for fair market value and certain other percentage increases. The Company's lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of lease expenses are as follows:

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019	Statement of Operations Classification
	(in thousands)	(in thousands)
Lease cost:
Operating lease cost	$1,075	$1,071	Cost of goods sold and operating expenses
Short-term lease cost	26	37	Cost of goods sold and operating expenses
Variable lease cost	294	217	Cost of goods sold and operating expenses
Finance lease cost:
Amortization of leased assets	287	520	Cost of goods sold
Interest on lease liabilities	57	214	Interest expense
Total net lease cost	$1,739	$2,059

Supplemental consolidated balance sheet information related leases is as follows:

	December 31, 2020	December 31, 2019	Balance Sheet Classification
	(in thousands)	(in thousands)
Leases:
Assets:
Operating lease assets	$2,513	$3,044	Operating lease right-of-use assets
Finance lease assets	366	2,580	Property, plant and equipment, net
Total leased assets	$2,879	$5,624

Liabilities:
Current:
Operating leases	$677	$681	Current portion of operating lease liabilities
Finance leases	99	836	Current portion of long-term debt
Noncurrent:
Operating leases	2,577	3,254	Operating lease liabilities
Finance leases	232	331	Long-term debt, net of current portion
Total lease liabilities	$3,585	$5,102

	December 31, 2020	December 31, 2019
Weighted-Average Remaining Lease Term (years)
Operating lease assets	3.9	4.7
Finance lease assets	3.2	1.8

Weighted-Average Discount Rate
Operating lease assets	15.0%	15.0%
Finance lease assets	6.4%	11.8%

Supplemental consolidated cash flow information related to leases is as follows:

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019
	(in thousands)	(in thousands)
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$1,225	$1,168
Operating cash flows from finance leases	57	214
Financing cash flows from finance leases	836	1,098

ROU assets obtained in exchange for new finance lease liabilities	$–	$406
ROU assets obtained in exchange for new operating lease liabilities	–	135

Maturities of lease liabilities are as follows:

	December 31, 2020
	Operating Leases	Finance Leases
	(in thousands)
2021	$1,118	$118
2022	1,060	115
2023	1,055	95
2024	1,106	40
Total lease payments	$4,339	$368
Less amount representing interest	(1,085)	(37)
Total lease obligations	$3,254	$331

Note 12. Common stock

On August 1, 2016, the Company filed a shelf registration statement on Form S-3, which was declared effective by the SEC on August 12, 2016. This shelf registration statement covered the offering, issuance and sale by the Company of up to an aggregate of $125.0 million of its common stock, preferred stock, debt securities, warrants and/or units (the “2016 Shelf”). The Company simultaneously entered into a sales agreement with Cowen and Company, LLC, as sales agent, to provide for the offering, issuance and sale by the Company of up to $40.0 million of its common stock from time to time in “at-the-market” offerings under the 2016 Shelf (the “Cowen Sales Agreement”).

In February 2017, the Company closed an underwritten public offering of 5,750,000 shares of its common stock under the 2016 Shelf at a public offering price of $5.00 per share, which included 750,000 shares of its common stock resulting from the underwriters’ exercise of their over-allotment option. Deerfield participated in the purchase of the Company’s common shares as part of this public offering, and as a result, was classified as a related party at the time of the corresponding transactions. The net proceeds to the Company from this offering, after deducting underwriting discounts and commissions and other offering expenses payable by the Company, were approximately $26.7 million.

On June 30, 2017, the Company closed an underwritten public offering of 4,800,000 shares of its common stock under the 2016 Shelf at a public offering price of $6.25 per share for total proceeds of $30.0 million before estimated offering costs of $0.2 million. The Company also granted the underwriter a 30-day option to purchase up to an additional 720,000 shares of its common stock which was exercised in full on July 26, 2017. The net proceeds to the Company through July 26, 2017 from this offering, after deducting offering expenses payable by the Company, were approximately $34.3 million.

During the year ended December 31, 2017, the Company sold an aggregate 749,639 shares of common stock under the Cowen Sales Agreement, at an average sale price of approximately $5.01 per share for gross proceeds of $3.7 million and net proceeds of $3.6 million and paying total compensation to the sales agent of approximately $0.1 million.

On October 26, 2017, Deerfield provided a conversion notice electing to convert the entire $6.6 million of Convertible Notes into shares of the Company’s common stock at a conversion price of $7.08 per share. The conversion price was based on 95% of the average of the volume weighted average prices per share of the Company’s common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion. This resulted in issuing 929,967 shares of the Company’s common stock to Deerfield on this date and the Convertible Notes were cancelled.

During the year ended December 31, 2018, the Company sold an aggregate 651,525 shares of common stock under the Cowen Sales Agreement, at an average sale price of approximately $6.25 per share for gross proceeds of $4.1 million and net proceeds of $3.9 million and paying total compensation to the sales agent and other costs of approximately $0.2 million.

On November 5, 2018, the Company filed Supplement No. 1 to the prospectus dated August 12, 2016, which reduced the size of the continuous offering by the Company under such prospectus relating to the offering of Common Stock pursuant to the Sales Agreement. Following the reduction, the Company was authorized to issue up to $7,825,113 of its common stock pursuant to the Sales Agreement (inclusive of amounts previously sold thereunder prior to the date hereof) equal to aggregate gross proceeds of sales of the Company’s common stock under the Sales Agreement as of that date, and sales of common stock under the Sales Agreement were suspended. The Cowen Sales Agreement terminated with the expiration of the 2016 Shelf on August 12, 2019.

On November 8, 2018, the Company closed an underwritten public offering of 19,999,999 shares of its common stock at a public offering price of $2.30 per share, which includes 2,608,695 shares of its common stock resulting from the underwriters’ exercise of their over-allotment option at the public offering price. The net proceeds to the Company from this offering, after deducting underwriting discounts and commissions and other offering expenses payable by the Company were approximately $43.4 million.

On March 18, 2019, the Company filed a shelf registration statement covering the offering, issuance and sale by the Company of up to an aggregate of $100.0 million of its common stock, preferred stock, debt securities, warrants and/or units (the “2019 Shelf”), which was declared effective by the SEC on May 1, 2019. Effective as of August 12, 2019, the 2016 Shelf is no longer available for further primary offerings or sales of the Company’s securities. The Company simultaneously entered into a sales agreement with Cantor Fitzgerald & Co., as sales agent, to provide for the offering, issuance and sale by the Company of up to $30.0 million of its common stock from time to time in “at-the-market” offerings under the 2019 Shelf (the “Cantor Sales Agreement”). No sales have been made under the Cantor Sales Agreement during the year ended December 31, 2020. As of December 31, 2020, $100.0 million of the Company’s common stock, preferred stock, debt securities, warrants and/or units remained available to be sold pursuant to the 2019 Shelf, including $30.0 million of the Company’s common stock which remained available to be sold under the Cantor Sales Agreement, subject to certain conditions specified therein.

During the year ended December 31, 2020, the Company issued 19,403 shares of common stock pursuant to the conversion of vested RSUs and 6,248 shares of common stock pursuant to the exercise of vested stock options. During the year ended December 31, 2019, the Company issued 20,328 shares of common stock pursuant to the conversion of vested RSUs and 36,040 shares of common stock pursuant to the exercise of vested stock options.

Note 13. Share-based Compensation

Share-based Compensation Plans

In July 2015, the Company adopted the Neos Therapeutics, Inc. 2015 Stock Option and Incentive Plan (“2015 Plan”) which became effective immediately prior to the closing of the IPO and initially had 767,330 shares of common stock reserved for issuance. On January 1, 2016 and each January 1 thereafter, the number of shares of common stock reserved and available for issuance under the 2015 Plan shall be cumulatively increased by five percent of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares determined by the administrator of the 2015 Plan. Accordingly, on January 1, 2021, 2020 and 2019, the Company added 2,487,916 shares, 2,486,633 shares and 2,483,815 shares, respectively, to the option pool. The 2015 Plan superseded the Neos Therapeutics, Inc. 2009 Equity Plan (“2009 Plan”), originally adopted in November 2009 and which had 1,375,037 shares reserved and available for issuance. Effective upon closing of the IPO, the Company’s Board of Directors determined not to grant any further awards under the 2009 Plan.

The shares of common stock underlying any awards that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) under the 2009 Plan will be added to the shares of common stock available under the 2015 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization. The 2015 Plan is administered by the Company’s Compensation Committee, which has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. The Company’s Compensation Committee may delegate authority to grant certain awards to the Company’s chief executive officer. Through December 31, 2020, the Company has granted options, restricted stock and RSUs under the 2015 Plan, or previously, the 2009 Plan. The exercise price per share for the stock covered by a stock award granted shall be determined by the administrator at the time of grant but shall not be less than 100 percent of the fair market value on the date of grant. Unexercised stock awards under the 2015 Plan expire after the earlier of 10 years or termination of employment, except in the case of any unexercised vested options, which generally expire 90 days after termination of employment.

The 2009 Plan allowed the Company to grant options to purchase shares of the Company’s common stock and to grant restricted stock awards to members of its management and selected members of the Company’s board of directors. Restricted stock awards are recorded as deferred compensation and amortized into compensation expense, on a straight-line basis over a defined vesting period ranging from 1 to 48 months. Options were granted to officers, employees, nonemployee directors and consultants, and independent contractors of the Company. The Company also granted performance-based awards to selected management. The performance options vested over a three-year period based on achieving certain operational milestones and the remaining options vested in equal increments over periods ranging from two to four years. Unexercised options under the 2009 Plan expire after the earlier of 10 years or termination of employment, except in the case of any unexercised vested options, which generally expire 90 days after termination of employment. All terminated options are available for reissuance under the 2015 Plan. Since the inception of the 2015 Plan through December 31, 2020, 460,094 shares related to forfeited 2009 Plan options were added to the shares available under the 2015 Plan. During year ended December 31, 2020, 26,230 shares related to forfeited 2009 Plan options were added to the shares available under the 2015 Plan. As of December 31, 2020, 3,583,945 shares of common stock remain available for grant under the 2015 Plan.

In June 2018, the Company adopted the Neos Therapeutics, Inc. 2018 Inducement Plan (the “Inducement Plan”) which had 800,000 shares of common stock reserved and available for issuance. The Inducement Plan allows the Company to grant equity awards to induce highly-qualified prospective officers and employees who are not currently employed by the Company to accept employment and provide them with a proprietary interest in the Company. The Inducement Plan is administered by the Company’s compensation committee. The exercise price per share for the stock covered by a stock award granted pursuant to the Inducement Plan shall be determined by the administrator at the time of grant but shall not be less than 100 percent of the fair market value on the date of grant. Unexercised stock awards under the Inducement Plan expire after 10 years following the grant date. Under the Company’s employment agreement dated June 27, 2018 with Gerald McLaughlin, the Company’s Chief Executive Officer, the Company granted Mr. McLaughlin, under the Inducement Plan, an option to purchase 600,000 shares of the Company’s common stock, which vests in equal annual installments over four years from Mr. McLaughlin’s start date. In addition, on July 30, 2018, the Company granted Mr. McLaughlin, under the Inducement Plan, an option to purchase 200,000 shares of the Company’s common stock. The shares underlying this option shall vest subject to certain performance metrics to be evaluated for the fiscal year ending December 31, 2019. Certain criteria of the performance metrics for these options were not met as of December 31, 2019, resulting in forfeiture and cancelation of 100,000 options during the year ended December 31, 2020. As of December 31, 2020, 100,000 shares of common stock remain available for grant under the Inducement Plan.

Share-based Compensation Expense

The Company has reported share-based compensation expense for the years ended December 31, 2020, 2019 and 2018, respectively, in its consolidated statements of operations as follows:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Cost of goods sold	$249	$473	$470
Research and development	217	340	344
Selling and marketing	257	293	731
General and administrative	2,031	1,811	1,776
	$2,754	$2,917	$3,321

The total share-based compensation expense included in the table above is attributable to stock options and RSUs of $2.2 million and $0.6 million, respectively, for the year ended December 31, 2020. The total share based compensation expense included in the table above is attributable to stock options and RSUs of $2.7 million and $0.2 million, respectively, for the year ended December 31, 2019. The total share-based compensation expense included in the table above is attributable to stock options and RSUs of $3.1 million and $0.2 million , respectively, for the year ended December 31, 2018. Excess tax benefit from share-based compensation was $23,000 and $13,000 for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, there was $3.0 million compensation costs adjusted for any estimated forfeitures, related to non-vested stock options and RSUs granted under the Company’s equity incentive plans not yet recognized in the Company’s financial statements. The unrecognized compensation cost is expected to be recognized over a weighted average period of 2.1 years for stock options and 1.1 years for RSUs. There is no unrecognized compensation cost associated with grants of restricted stock.

Stock Options

During the years ended December 31, 2020 and 2019, the Company granted 1,976,250 and 2,119,708 options, respectively, under the 2015 Plan.

The Company estimates the fair value of all stock options on the grant date by applying the Black-Scholes option pricing valuation model. The application of this valuation model involves assumptions that are highly subjective, judgmental and sensitive in the determination of compensation cost. Prior to the IPO, given the absence of an active market for the Company’s common stock prior to its IPO, the Company’s board of directors was required to estimate the fair value of its common stock at the time of each option grant primarily based upon valuations performed by a third-party valuation firm.

The weighted-average key assumptions used in determining the fair value of options granted during the period indicated are as follows:

	Year Ended December 31,
	2020	2019	2018
Estimated dividend yield	0%	0%	0%
Expected stock price volatility	74%	60%	60%
Weighted-average risk-free interest rate	0.97%	2.44%	2.75%
Expected life of option in years	6.25	6.08	6.13
Weighted-average option fair value at grant	$0.73	$1.24	$3.93

A summary of outstanding and exercisable options as of December 31, 2020, 2019 and 2018, and the activity from December 31, 2018 through December 31, 2020, is presented below:

		Weighted-
	Number of	Average	Intrinsic
	Options	Exercise Price	Value
			(in thousands)
Outstanding at December 31, 2018	3,446,885	$8.935	$70
Exercisable at December 31, 2018	1,643,011	$10.627	$70
Granted	2,119,708	$2.163
Exercised	(36,040)	0.320
Expired, forfeited or cancelled	(1,099,587)	9.816
Outstanding at December 31, 2019	4,430,966	$5.551	$53
Exercisable at December 31, 2019	1,518,972	$8.735	$31
Granted	1,976,250	$1.123
Exercised	(6,248)	0.243
Expired, forfeited or cancelled	(948,134)	3.584
Outstanding at December 31, 2020	5,452,834	$4.294	$–
Exercisable at December 31, 2020	2,358,060	$6.769	$–

The weighted-average remaining contractual life of options outstanding and exercisable on December 31, 2020 was 7.8 and 6.8 years, respectively. The option exercise price for all options granted in the year ended December 31, 2020 ranged from $0.56 to $1.62 per share. The weighted-average remaining contractual life of options outstanding and exercisable on December 31, 2019 was 8.2 and 6.9 years, respectively. The option exercise price for all options granted in the year ended December 31, 2019 ranged from $1.36 to $3.14 per share.

Restricted Stock Units

On March 2, 2020, the Company granted 741,750 RSUs to members of its management that vest in two equal annual installments, beginning March 2, 2021. On June 10, 2020, the Company granted 164,171 RSUs to its non-employee directors that will vest on the one-year anniversary of the grant date and 136,250 RSUs to employees that will vest in two equal annual installments beginning on June 10, 2021.

The Company satisfies its RSUs by issuing shares of the Company’s common stock when RSUs vest and are issued. In addition, when RSUs vest and are issued, RSU recipients may elect to have the Company withhold units as consideration for the tax withholding obligation for their vested RSUs. During the year ended December 31, 2020, 21,249 vested RSUs were converted into an equivalent 19,403 shares of common stock. The Company withheld 1,846 shares of its common stock to partially satisfy tax withholding obligations upon vesting of the RSUs for the year ended December 31, 2020.

A summary of outstanding RSUs as of December 31, 2020, 2019 and 2018 and the activity from December 31, 2018 through December 31, 2020, is presented below:

		Weighted-
	Number of	Average
	RSUs	Fair Value
Outstanding at December 31, 2018	75,314	$7.93
Granted	–
Vested	(21,251)	7.86
Expired, forfeited or cancelled	–	–
Outstanding at December 31, 2019	54,063	$7.96
Granted	1,042,171	1.31
Vested	(21,249)	7.86
Expired, forfeited or cancelled	(10,000)	1.49
Outstanding at December 31, 2020	1,064,985	$1.52

.

Note 14. Treasury stock

The Company has the authority to repurchase common stock from former employees, officers, directors or other persons who performed services for the Company at the lower of the original purchase price or the then-current fair market value. On October 16, 2017, October 17, 2016 and October 16, 2015, 14,895 shares, 9,709 shares and 9,197 shares, respectively, of restricted stock were surrendered by the holder to the Company to cover taxes associated with vesting of restricted stock and such shares were added back into the treasury stock of the Company. Total treasury stock was 33,801 shares as of December 31, 2020 and 2019.

Note 15. Commitments and contingencies

Registration Payment Arrangement: On November 5, 2018, in conjunction with the Second Amendment to the Facility and the related issuance of the Convertible Notes, the Company entered into the Registration Agreement which required the Company to file a registration statement with the SEC to register the Registrable Securities (see Note 10) within 30 days from November 5, 2018, which was to become effective per the SEC no later than 75 days thereafter. The filing deadline was subsequently extended to December 21, 2018. The Company filed a registration statement on Form S-3 to comply with the Registration Agreement on December 11, 2018, which became effective on December 20, 2018. This filing covered 3,796,668 shares, which is the number of shares that would be issued up to the Exchange Cap as (defined in the agreement). The Company is also required to, among other things, maintain the effectiveness of such registration statement, continue to file the required SEC filings on a timely basis, use its best efforts to ensure that the registered securities are listed on each securities exchange on which securities of the same class or series as issued by the Company are then listed and comply with any FINRA requests. Upon any Registration Failure, the Company shall pay additional damages to the Holder for each 30-day period (prorated for any partial period) after the date of such Registration Failure in an amount in cash equal to two percent of the original principal amount of the Convertible Notes. The Company’s obligations with respect to each registration end at the date which is the earlier of (a) when all of the Registrable Securities covered by such registration have been sold or (b) when Deerfield or any of its transferees or assignees under the Registration Agreement cease to hold any of the Registrable Securities. For each registration filing, the Company shall bear all reasonable expenses, other than underwriting discounts and commissions, and shall reimburse Deerfield or any assignee or transferee for up to $25,000 in legal fees. The Company currently expects to satisfy all of its obligations under the Registration Agreement and does not expect to pay any damages pursuant to this agreement; therefore, no liability has been recorded.

Patent Infringement Litigation: On October 31, 2017, the Company received a paragraph IV certification from Teva Pharmaceuticals USA, Inc. (“Teva”) advising the Company that Teva has filed an Abbreviated New Drug Application (“ANDA”) with the FDA for a generic version of Cotempla XR-ODT, in connection with seeking to market its product prior to the expiration of patents covering Cotempla XR-ODT. On December 13, 2017, the Company filed a patent infringement lawsuit in federal district court in the District of Delaware against Teva alleging that Teva infringed the Company’s Cotempla XR-ODT patents. On December 21, 2018, the Company entered into a Settlement Agreement (the “Teva Settlement Agreement”) and a Licensing Agreement (the “Teva Licensing Agreement” and collectively with the Teva Settlement Agreement, the “Teva Agreement”) with Teva that resolved all ongoing litigation involving the Company’s Cotempla XR-ODT patents and Teva’s ANDA. Under the Teva Agreement, the Company granted Teva the right to manufacture and market its generic version of Cotempla XR-ODT under the ANDA beginning on July 1, 2026, or earlier under certain circumstances. A stipulation and order of dismissal was entered by the U.S. District Court for the District of Delaware. The Teva Agreement has been submitted to the applicable governmental agencies.

On July 25, 2016, the Company received a paragraph IV certification from Actavis Laboratories FL, Inc. (“Actavis”) advising the Company that Actavis had filed an ANDA with the FDA for a generic version of Adzenys XR-ODT. On September 1, 2016, the Company filed a patent infringement lawsuit in federal district court against Actavis alleging that Actavis infringed the Company’s Adzenys XR-ODT patents. On October 17, 2017, the Company entered into a Settlement Agreement (the “Actavis Settlement Agreement”) and a Licensing Agreement (the “Actavis Licensing Agreement” and collectively with the Actavis Settlement Agreement, the “Actavis Agreement”) with Actavis that resolved all ongoing litigation involving the Company’s Adzenys XR-ODT patents and Actavis’s ANDA. Under the Actavis Agreement, the Company granted Actavis the right to manufacture and market its generic version of Adzenys XR-ODT under the ANDA beginning on September 1, 2025, or earlier under certain circumstances. A stipulation and order of dismissal was entered by the U.S. District Court for the District of Delaware. The Actavis Agreement has been submitted to the applicable governmental agencies.

Other Litigation: On March 7, 2018 and April 18, 2019, the Company received citations advising the Company that the County of Harris Texas (“Harris County”) and the County of Walker Texas (“Walker County”) filed lawsuits on December 13, 2017 and January 11, 2019, respectively, against the Company and various other alleged manufacturers, promoters, sellers and distributors of opioid pharmaceutical products. Through these lawsuits, each of Harris County and Walker County seek to recoup as damages some of the expenses they allegedly have incurred to combat opioid use and addiction. Each of Harris County and Walker County also seeks punitive damages, disgorgement of profits and attorneys’ fees.

Defined contribution plans: The Company maintains a defined contribution plan covering substantially all employees under the provisions of Section 401(k) of the Internal Revenue Code (“Code”). As the Company has elected a Safe-Harbor provision for the 401(k) Plan, participants are always fully vested in their employer contributions. Employees may contribute annually up to the lesser of 50% of their compensation or the applicable limit established by the Code. Effective January 1, 2015, the Company amended its 401(k) plan to provide a Company matching contribution on 100% of a participant’s contribution for the first 3% of their salary deferral and 50% of the next 2% of their salary deferral. The Company recorded $0.5 million of expense for 401(k) contributions for the year ended December 31, 2020 and $0.6 million for each of the years ended December 31, 2019 and 2018.

Operating lease: The Company leases its Grand Prairie, Texas office space and manufacturing facility under an operating lease which expires in 2024. In addition, in December 2015, the Company executed a 60-month lease for additional office space in Blue Bell, Pennsylvania, which commenced on May 1, 2016 and is set to expire on April 30, 2021. The Company is also liable for a share of operating expenses for both premises as defined in the lease agreements. The Company’s share of these operating expenses was $0.3 million for the year ended December 31, 2020 and $0.2 million for each of the years ended December 31, 2019 and 2018. Rent expense for these leases, excluding the share of operating expenses, was $1.0 million for each of the years ended December 31, 2020, 2019 and 2018.

Cash incentive bonus plan: In July 2015, the Company adopted the Senior Executive Cash Incentive Bonus Plan (“Bonus Plan”). The Bonus Plan provides for cash payments based upon the attainment of performance targets established by the Company’s compensation committee. The payment targets will be related to financial and operational measures or objectives with respect to the Company, or corporate performance goals, as well as individual targets. The Company had recorded $20,000, $1.6 million and $0.7 million of compensation expense for the years ended December 31, 2020, 2019 and 2018, respectively, under the Bonus Plan.

Note 16. License agreements

On October 23, 2018, the Company entered into an Exclusive License Agreement (“NeuRx License”) with NeuRx Pharmaceuticals LLC (“NeuRx”), pursuant to which NeuRx granted the Company an exclusive, worldwide, royalty-bearing license to research, develop, manufacture, and commercialize certain pharmaceutical products containing NeuRx’s proprietary compound designated as NRX-101, referred to by the Company as NT0502. NT0502 is a new chemical entity that is being developed by the Company for the treatment of sialorrhea, which is excessive salivation or drooling. Under the NeuRx License, the Company made an upfront payment of $0.2 million to NeuRx upon the execution of the agreement. During the year ended December 31, 2020, the Company made a payment of $0.2 million following receipt of notice of allowance of the first Licensed Patent by the United States Patent and Trademark Office (“USPTO”), as defined in the NeuRx License. Such Licensed Patent subsequently was issued by the USPTO. Also, during the year ended December 31, 2020, the Company met the completion of the first Pilot PK Study milestone, as defined in the NeuRx License, triggering a payment of $0.3 million that was made in April 2020. The Company may in the future be required to make certain development and milestone payments and royalties based on annual net sales, as defined in the NeuRx License. Royalties are to be paid on a country-by-country and licensed product-by-licensed product basis, during the period of time beginning on the first commercial sale of such licensed product in such country and continuing until the later of: (i) the expiration of the last-to-expire valid claim in any licensed patent in such country that covers such licensed product in such country; and/or (ii) expiration of regulatory exclusivity of such licensed product in such country.

Under the Teva Licensing Agreement, the Company granted Teva a non-exclusive license to certain patents owned by the Company by which Teva has the right to manufacture and market its generic version of Cotempla XR-ODT under its ANDA beginning on July 1, 2026, or earlier under certain circumstances. The Teva Licensing Agreement has been submitted to the applicable governmental agencies (see Note 15).

Under the Actavis Licensing Agreement, the Company granted Actavis a non-exclusive license to certain patents owned by the Company by which Actavis has the right to manufacture and market its generic version of Adzenys XR-ODT under its ANDA beginning on September 1, 2025, or earlier under certain circumstances. The Actavis Licensing Agreement has been submitted to the applicable governmental agencies (see Note 15).

On July 23, 2014, the Company entered into a Settlement Agreement and an associated License Agreement (the “2014 License Agreement”) with Shire LLC (“Shire”) for a non-exclusive license to certain patents for certain activities with respect to the Company’s New Drug Application (the “NDA”) No. 204326 for an extended-release orally disintegrating amphetamine polistirex tablet. In accordance with the terms of the 2014 License Agreement, following the receipt of the approval from the FDA for Adzenys XR-ODT, the Company paid a lump sum, non-refundable license fee of an amount less than $1.0 million in February 2016. The Company is paying a single digit royalty on net sales of Adzenys XR-ODT during the life of the patents.

On March 6, 2017, the Company entered into a License Agreement (the “2017 License Agreement”) with Shire, pursuant to which Shire granted the Company a non-exclusive license to certain patents owned by Shire for certain activities with respect to the Company’s NDA No. 204325 for an extended-release amphetamine oral suspension. In accordance with the terms of the 2017 License Agreement, following the receipt of the approval from the FDA for Adzenys ER, the Company paid a lump sum, non-refundable license fee of an amount less than $1.0 million in October 2017. The Company is paying a single digit royalty on net sales of Adzenys ER during the life of the patents.

Such license fees are capitalized as an intangible asset and are amortized into cost of goods sold over the life of the longest associated patent. The royalties are recorded as cost of goods sold in the same period as the net sales upon which they are calculated.

Additionally, each of the 2014 and 2017 License Agreements contains a covenant from Shire not to file a patent infringement suit against the Company alleging that Adzenys XR-ODT or Adzenys ER, respectively, infringes the Shire patents.

Note 17. Related party transactions

In February 2017, the Company closed an underwritten public offering of 5,750,000 shares of its common stock at a public offering price of $5.00 per share, which includes 750,000 shares of the Company’s common stock resulting from the underwriters’ exercise of their over-allotment option at the public offering price on February 17, 2017. On June 30, 2017, the Company closed an underwritten public offering of 4,800,000 shares of its common stock at a public offering price of $6.25 per share for total proceeds of $30.0 million before estimated offering costs of $0.2 million. The Company also granted the underwriter a 30-day option to purchase up to an additional 720,000 shares of its common stock. Deerfield, the Company’s senior lender, participated in the purchase of the Company’s common shares as part of both public offerings, and as a result, is classified as a related party. The Company is obligated under a $60.0 million senior secured credit Facility that was issued by the Company to Deerfield. On June 1, 2017, the Company and Deerfield entered into an Amendment to the Company’s existing Facility with Deerfield which extended the date to repay the Accrued Interest under the Facility to June 1, 2018, which may have been extended to June 1, 2019 at the election of the Company if certain conditions have been met as specified in the Amendment. The right to payment of the Accrued Interest was memorialized in the form of Convertible Notes issued to Deerfield on the Amendment Date. On October 26, 2017, Deerfield provided a conversion notice electing to convert the entire $6.6 million of Convertible Notes into shares of the Company’s common stock at a conversion price of $7.08 per share. The conversion price was based on 95% of the average of the volume weighted average prices per share of the Company’s common stock on the NASDAQ Global Market for the three trading day period immediately preceding such conversion. This resulted in issuing 929,967 shares of the Company’s common stock to Deerfield on this date and the Convertible Notes were cancelled (see Note 10).

On November 5, 2018, the Company and Deerfield entered into the Second Amendment to the Facility pursuant to which the Company agreed to pay $7.5 million of principal under the Facility otherwise due in May 2019 upon completion of the November Offering. The Second Amendment provided an option for the $15.0 million principal on the Facility due in May 2020 to be paid in either May 2021 or May 2022 upon the achievement of certain revenue milestones as described in the Second Amendment. The revenue milestone was not met for the period ending December 31, 2020. Also, pursuant to the Second Amendment, the Company amended and restated its outstanding notes under the Facility in the form of senior secured convertible notes. The Company has the right to pay principal and future interest in shares of Common Stock not to exceed 2,135,625 shares in the aggregate. Additionally, subject to the terms of the amended and restated convertible notes, Deerfield has the right to convert the remaining principal under the Facility into shares of Common Stock not to exceed 3,796,668 shares in the aggregate at a conversion price ranging from 95% to 83% of the greater of the average of the volume weighted average price per share of the Common Stock for the three trading day period immediately preceding such conversion and $10.00. On November 8, 2018, the Company closed an underwritten public offering of 19,999,999 shares of its common stock at a public offering price of $2.30 per share, which includes 2,608,695 shares of its common stock resulting from the underwriters’ exercise of their over-allotment option at the public offering price. The net proceeds to the Company from this offering, after deducting underwriting discounts and commissions and other offering expenses payable by the Company were approximately $43.4 million. Deerfield also participated in the purchase of the Company’s common shares as part of this offering (see Note 10).

On May 6, 2020, the Company and Deerfield entered into the Fifth Amendment pursuant to which the Company deferred $5.0 million of principal otherwise due on May 11, 2020. The Company is required to pay the Deferred Principal in eight equal monthly installments which began on September 11, 2020 and ends on April 11, 2021. Under the Amendment, Deerfield may convert up to $10.0 million of the remaining debt due under the Facility into the Company’s common stock at a conversion price of $1.50 per share. Any monthly payment otherwise due for the Deferred Principal will be deferred to May 11, 2021 for any month in which the Company’s common stock trades above $1.50 for 10 consecutive days. Also, pursuant to the Fifth Amendment, upon the effectiveness thereof, the Company amended and restated the Senior Secured Convertible Notes to provide for the conversion of up to $10.0 million of the remaining principal due under the facility into the Company’s common stock at a conversion price of $1.50 per share. The ability to issue shares upon a Fixed Price Conversion is also subject to customary beneficial ownership caps as described in the Convertible Notes. The Convertible Notes retained the Variable Price Conversion for any additional conversions, which remain subject to customary beneficial ownership caps and exchange caps as described therein. (see Note 10)

Note 18. Selected Quarterly Financial Data (Unaudited)

The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Operating results for these periods are not necessarily indicative of the operating results for a full year. Historical results are not necessarily indicative of results to be expected in future periods. Selected quarterly financial data for years ended December 31, 2020 and 2019, are as follows (in thousands, except share and per share amounts):

	Quarter Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Net product sales	$14,493	$13,133	$12,535	$11,129
Gross profit	8,104	7,255	7,415	5,869
Net loss attributable to common stock	$(7,950)	$(5,508)	$(4,911)	$(4,294)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	49,736,125	49,749,925	49,755,094	49,756,901
Net loss per share of common stock, basic and fully diluted (1):	$(0.16)	$(0.11)	$(0.10)	$(0.09)

	Quarter Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Net product sales	$14,634	$15,643	$17,540	$16,832
Gross profit	8,238	10,544	11,093	9,651
Net loss attributable to common stock	$(7,600)	$(3,763)	$(2,051)	$(3,488)
Weighted average common shares outstanding used to compute net loss per share, basic and diluted	49,703,563	49,727,718	49,730,755	49,732,654
Net loss per share of common stock, basic and fully diluted (1):	$(0.15)	$(0.08)	$(0.04)	$(0.07)

(1)	Loss per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly loss per share may not necessarily equal the total for the year.

Note 19. Merger Agreement

On December 10, 2020, Aytu and Neutron Acquisition Sub, Inc., a wholly owned subsidiary of Aytu, entered into an Agreement and Plan of Merger with Neos. The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Neos, with Neos surviving as a wholly owned subsidiary of Aytu.

Pursuant to the Merger Agreement, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger, excluding any Excluded Shares, will automatically be converted into the right to receive (1) 0.1088 shares of Aytu common stock (the “Exchange Ratio”), provided that the Exchange Ratio is subject to adjustment with respect to the Bridge Note Adjustment, as defined below, and (2) any cash in lieu of fractional shares of Aytu common stock.

Completion of the Merger is subject to customary closing conditions, including (1) the adoption of the Merger Agreement by a majority of the holders of the outstanding shares of the Company’s common stock, (2) approval of the issuance of Aytu common stock by a majority of the votes cast by Aytu stockholders on the matter, (3) that the conditions of the Debt Facility Letters as defined below have been satisfied as of the time of closing, and other customary closing conditions. Either the Company or Aytu may terminate the Merger Agreement if Merger is not completed on or before September 10, 2021 (the “Outside Date”) or other circumstances described in the Merger Agreement.

In the event of a termination of the Merger Agreement by Aytu or the Company under various specified circumstances, a party may be required to pay the other party a termination fee equal to $2.0 million.

In connection with the execution of the Merger Agreement, Aytu and the Company have entered into a Commitment Letter (the “Bridge Commitment Letter”) for Aytu to provide financing to the Company under an unsecured convertible note, in an aggregate amount of up to $5,000,000. Interest accrues on the principal amount outstanding under the note at a rate of 6.0% per annum, compounding monthly beginning in January 2021. If an event of default has occurred and is continuing, the interest rate then in effect will be increased by 2.0% per annum, and all overdue obligations under the note will bear interest at the interest rate in effect at such time plus the additional 2.0% per annum. Aytu’s rights under the note, including rights to payment, are subordinated to the rights of Neos’s existing senior lenders. The maturity date of the note is the earlier of the acceleration of the obligations evidenced thereby and November 7, 2022.

If drawn down on, the convertible note will be cancelled in the event the Merger is consummated. If the Merger is not consummated and the Merger Agreement is terminated, at any time beginning 30 days following such termination, Aytu will have the right to elect to convert principal and accrued interest amounts outstanding under the note at a conversion price equal to the greater of $0.50 per share of the Company’s common stock or 90% of then current share price of the Company’s common stock calculated based on a volume weighted average price per share for the thirty (30) trading days immediately preceding. Aytu’s ability to convert is subject to a customary exchange cap under which no shares may be issued by the Company to the extent such issuance together with all previous issuances under the note would exceed 19.9% of the Company’s outstanding common stock as of the date the note is issued. Alternatively, at Aytu’s option, Aytu may acquire shares in excess of the exchange cap if they elect to increase the conversion price with respect to any given conversion in compliance with the Minimum Price definition for purposes of Nasdaq listing Rule 5653(d). Aytu may not acquire common stock upon conversion of the note to the extent such acquisition would result in Auty beneficially owning in excess of 9.985% of Neos’s total outstanding shares of common stock at such time.

The Company and Aytu entered into a registration rights agreement such that within 30 days of the termination of the Merger Agreement for any reason, the Company will use best efforts to register the conversion shares for resale and cause such registration statement to be declared effective within 75 days following the filing of such registration statement.

In the event that the Company draws down on the convertible note, the Exchange Ratio will be adjusted downward an amount equal to 0.00011 for every the $100,000 of bridge financing funded by Aytu under the convertible note (the “Bridge Note Adjustment”).

In connection with the execution of the Merger Agreement, the Company, Aytu and Deerfield entered into a Letter re: Consent and Modifications to Loan Documents (the “Deerfield Consent Letter”), whereby Deerfield has agreed to consent to the issuance of the convertible note described above, and, if the Merger is consummated, to permit the Merger and waive certain defaults that would otherwise result after giving effect thereto and to waive permanently defaults related to “going concern” qualifications to Neos’ financial statements, which consents and agreements are conditioned upon, among other things, (i) Aytu and its subsidiaries providing a senior secured guarantee in support of the repayment of the obligations owed by the Company under the Facility Agreement upon closing of the Merger (the “Closing Date”), (ii) entering into certain joinder documents and amendments to the Facility Agreement on the Closing Date in order to effectuate such guaranties and grant of security interests, (iii) prepayment of $15,000,000 of the principal of the loan under the Facility Agreement on the Closing Date in lieu of payment of the same on May 11, 2021, and (iv) certain other modifications to the Deerfield Facility Agreement to reflect the consummation of the Merger and the status of Neos as a wholly-owned subsidiary of Aytu. Such modifications also include the elimination of the right of the Deerfield Lenders to convert outstanding amounts of the loans into conversion shares and Neos’ rights to make payments to Deerfield Lenders in the form of shares of common stock.

In connection with the execution of the Merger Agreement, the Company, Aytu, and Encina have entered into a Commitment Letter (the “Encina Commitment Letter”) in connection with the Loan Agreement. Pursuant to the Encina Commitment Letter, Encina has agreed to consent to the Merger and the issuance of the convertible note described above and, if the Merger is consummated, to waive permanently defaults related to “going concern” qualifications to the Company’s audited financial statements for the year ending December 31, 2020 and to waive certain defaults that would otherwise result after giving effect thereto and make certain other modifications to the Loan Agreement to reflect the consummation of the Merger and the status of Neos as a wholly-owned subsidiary of Aytu.

On March 18, 2021, at the Company’s special meeting of shareholders, adoption of the Merger Agreement was approved by the holders of a majority of the outstanding shares of the Company. Also, on March 18, 2021, at a special meeting of shareholders of Aytu, a majority of the votes cast by holders of outstanding shares of Aytu approved the consideration to be delivered by Aytu in connection with the Merger. The Merger was consummated and effective as of March 19, 2021. Concomitantly with the Merger, Aytu made a $15.0 million principal payment on the Deerfield debt that was otherwise due on May 11, 2021.

Note 20. Subsequent event

On January 1, 2021, in accordance with the Evergreen Provisions of the 2015 Plan, the Company added 2,487,916 shares to the option pool, increasing the total number of shares reserved and available for issuance under the 2015 Plan to 6,071,861 shares.

In January 27, 2021, in connection with the Merger, a complaint, Wang v. Neos Therapeutics, Inc., et al., 1:21-cv-00095, was filed by purported Neos stockholder Elaine Wang against Neos and its directors in the U.S. District Court for the District of Delaware. On January 29, 2021, in connection with the Merger, a complaint, Dupree v. Neos Therapeutics, Inc., et al., 1:121-cv-00124, was filed by purported Neos stockholder Michael Dupree against Neos, its directors, the Merger Sub, and Aytu in the U.S. District Court for the District of Delaware. On February 1, 2021, in connection with the Merger, a complaint, London v. Neos Therapeutics, Inc., et al., 1:21-cv-00874, was filed by purported Neos stockholder Jack London against Neos and its directors in the U.S. District Court for the Southern District of New York. On February 3, 2021, in connection with the Merger, a complaint, Kates v. Neos Therapeutics, Inc., et al., 1:21-cv-00953, was filed by purported Neos stockholder Erin Kates against Neos and its directors in the U.S. District Court for the Southern District of New York. Also on February 3, 2021, in connection with the Merger, a complaint, Smith v. Neos Therapeutics, Inc., et al., 1:21-cv-00940, was filed by purported Neos stockholder Hayley Smith against Neos, its directors, the Merger Sub, and Aytu in the U.S. District Court for the Southern District of New York. On February 9, 2021, in connection with the Merger, a complaint, Tkatch v. Neos Therapeutics, Inc., et al., 1:21-cv-01187, was filed by purported Neos stockholder Natalia Tkatch against Neos and its directors, the Merger Sub, and Aytu in the U.S. District Court for the Southern District of New York. On February 16, 2021, in connection with the Merger, a complaint, Bushansky v. Neos Therapeutics, Inc., et al., 1:121-cv-00208, was filed by purported Neos stockholder Stephen Bushansky against Neos and its directors in the U.S. District Court for the District of Delaware. Also on February 16, 2021, in connection with the Merger, a complaint, Wheeler v. Neos Therapeutics, Inc., et al., 1:121-cv-00213, was filed by purported Neos stockholder Jacob Wheeler against Neos and its directors in the U.S. District Court for the District of Delaware. On February 25, 2021, in connection with the Merger, a complaint, Hein v. Neos Therapeutics, Inc., et al., 1:121-cv-00287, was filed by purported Neos stockholder Matthew Hein against Neos and its directors in the U.S. District Court for the District of Delaware.

The Wang, Dupree, London, Kates, Smith, Tkatch, Bushansky, Wheeler, and Hein cases are collectively referred to as the “merger actions.” The merger actions generally allege that the joint proxy statement/prospectus filed by Aytu with the SEC on January 26, 2021 misrepresents and/or omits certain purportedly material information relating to financial projections, the analysis performed by and the engagement of MTS, and the process leading up to the execution of the merger agreement. The merger actions assert violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against Neos and its directors and violations of Section 20(a) of the Exchange Act against Neos’ directors. The Kates merger action also asserts that the Neos directors breached their fiduciary duties in connection with the joint proxy statement/prospectus. The Dupree merger action also asserts violations of Section 20(a) of the Exchange Act against the Merger Sub and Aytu. The Smith merger action also asserts violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder against the Merger Sub and Aytu. The Tkatch merger action also asserts class-action claims, that the Neos directors breached their fiduciary duty in connection with the process leading up to the execution of the merger agreement, and that the other defendants aided and abetted the breach by the Neos directors of their fiduciary duty. The merger actions seek, among other things: an injunction enjoining consummation of the merger, rescission of the merger agreement, damages, costs of the action, including plaintiff’s attorneys’ fees and experts’ fees and expenses, and any other relief the court may deem just and proper.

The London, Kates and Tkatch cases were subsequently dismissed.

It is possible that additional similar complaints could be filed in connection with the Merger.

On February 9, 2021, Aytu’s registration statement on Form S-4 with respect to the Merger was deemed effective, and the $5.0 million bridge convertible note pursuant to the Bridge Commitment Letter was entered into by the Company and Aytu (see Note 19). Upon consummation of the Merger on March 19, 2021, bridge convertible note was cancelled.

On March 18, 2021, at the Company’s special meeting of shareholders, adoption of the Merger Agreement was approved by the holders of a majority of the outstanding shares of the Company. Also, on March 18, 2021, at a special meeting of shareholders of Aytu, a majority of the votes cast by holders of outstanding shares of Aytu approved the consideration to be delivered by Aytu in connection with the Merger. The Merger was consummated as of March 19, 2021. Concomitantly with the Merger, Aytu made a $15.0 million principal payment on the Deerfield debt that was otherwise due on May 11, 2021. Furthermore, on March 19, 2021, the Company, Aytu and Deerfield entered into the Consent, Waiver and Sixth Amendment to the Facility, pursuant to the Deerfield Consent Letter (see Note 19). Also, on concomitantly with the Merger, the Company entered into the Consent, Waiver and Amendment No. 1 to the Encina Loan Agreement pursuant to the Encina Commitment Letter (see Note 19). Upon consummation of the Merger on March 19, 2021, the bridge convertible note was cancelled.